                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant                                       |X|
Filed by a Party other than the Registrant                    |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to ss. 240.14a-12


                          Atlas Pipeline Partners, L.P.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|      No fee required
|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

         1) Title of each class of securities to which transaction applies:


         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:


         5) Total fee paid:


|X|         Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1) Amount Previously Paid:

            ____________________________________________________________________

            2) Form, Schedule or Registration Statement No.:

            ____________________________________________________________________

            3) Filing Party:

            ____________________________________________________________________

            4) Date Filed:

            ____________________________________________________________________

                          ATLAS PIPELINE PARTNERS, L.P.
                                 311 Rouser Road
                             Moon Township, PA 15108
                                 (412) 262-2830


Dear Unitholder:

         We cordially invite you to a special meeting of our unitholders to be held at The Philadelphia Art Alliance, 251 South 18th Street, Philadelphia, Pennsylvania on Wednesday, February 11, 2004, at 9:00 a.m., local time.

         I am writing to ask your support for proposals we are submitting for your consideration and approval.

      o In September 2003, we agreed to acquire Alaska Pipeline Company. Alaska Pipeline collects natural gas from producers in the Anchorage area and delivers it to gas utility serving customers in the south-central region of Alaska, including the city of Anchorage, and to other industrial customers in the region. We believe that this acquisition, for a total price of $95 million, will provide a significant and reliable additional source of income to our partnership, and that it will also moderate the inherent volatility from our current income sources.

         We have structured this acquisition so that we can fund it with outside investors and existing sources of cash available to us. In Proposal I, we are asking you to approve our issuance of common units in an offering designed to eliminate the need for outside investors and reduce the amount of debt we will otherwise incur. We believe that this offering will serve to reduce on-going debt service and financing payments.

      o In Proposal II, we are asking for your approval of amendments to sections of our partnership agreement that limit our ability to issue further common units and to incur debt to finance our activities. These provisions are scheduled to expire on January 1, 2005 if we continue to pay a minimum quarterly distribution of $.42 per unit. We have paid in excess of the minimum quarterly distribution in the 15 full quarters since our inception, averaging $.57 per quarter. Accordingly, we believe that the principal effect of these changes will be to advance the expiration date by approximately 10 months.

         We believe that these amendments are in our best interest. Currently these restrictions hamper our efforts to take advantage of an active acquisitions market. In particular, these limitations inhibit our ability to raise funds in advance of a specific acquisition. It's therefore difficult for us to accommodate a seller's desire to complete a transaction quickly and to use equity or debt financing to make significant acquisitions, such as the Alaska Pipeline transaction. We believe that the resultant delays may cause us to be unable to make acquisitions that are otherwise in our best interest.

         We ask for your approval of Proposal II in order to be able to compete successfully against others in our industry.

      o We are also proposing to establish a long term incentive plan for employees of our general partner and others who perform services for us which we believe is essential to attract and retain the quality individuals that we will need to significantly build the size and profitability of our partnership.

         Again, we need your approval and hope for your support.

         We think the proposals that I have briefly discussed above and that are presented in much greater detail in the proxy statement accompanying this letter will provide us with the tools to continue building on the success that we have achieved since our initial public offering in 2000. On behalf of the board of managers of our general partner, I thank you for all of your support and urge you to vote "FOR" the proposals.


                                               Sincerely,



                                             -----------------------------------
                                             Edward E. Cohen
                                             Chairman of the Board of Managers
                                             of Atlas Pipeline Partners GP, LLC,
                                             General Partner

January 13, 2004

                          ATLAS PIPELINE PARTNERS, L.P.
                                 311 Rouser Road
                             Moon Township, PA 15108
                                 (412) 262-2830

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                    To be held on Wednesday February 11, 2004

To our Unitholders:

         Notice is hereby given that a special meeting of the unitholders of Atlas Pipeline Partners, L.P. will be held at The Philadelphia Art Alliance, 251 South 18th Street, Philadelphia, Pennsylvania on Wednesday, February 11, 2004 at 9:00 a.m., local time, for the purposes of:

         1. Approving our issuance of up to 2.0 million common units of limited partner interest in connection with our acquisition of Alaska Pipeline Company and to fund anticipated capital expenditures for the maintenance and expansion of the Alaska Pipeline system;

         2. Approving amendments to Sections 5.7 and 7.7 of our First Amended and Restated Agreement of Limited Partnership that would remove the limitations on our ability to issue common units and incur debt, thereby effectively advancing their scheduled expiration date by approximately 10 months from January 1, 2005 to February 11, 2004, the date of the special meeting; and

         3.   Approving our Long-Term Incentive Plan.

The managing board of our general partner unanimously recommends that you vote "FOR" the proposals.

         Any action may be taken on the proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only unitholders of record at the close of business on January 12, 2004 are entitled to vote at the meeting or any adjournments or postponements of the meeting.

         To ensure that your units are voted at the meeting, please sign, date and promptly mail the accompanying proxy card in the enclosed envelope. Any unitholder of record present at the meeting or at any adjournments or postponements of the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting.

         Please review the proxy statement accompanying this notice for more complete information regarding the matters proposed for your consideration at the meeting. Should you have any questions or require assistance, please call D.F. King & Co., Inc., our information agent, at: banks and brokers, call collect: (212) 269-5550; all others, call toll free: (800) 758-5880.


                                            BY ORDER OF THE MANAGING BOARD OF
                                            ATLAS PIPELINE PARTNERS GP, LLC,
                                            GENERAL PARTNER

Moon Township, Pennsylvania
January 13, 2004

                          ATLAS PIPELINE PARTNERS, L.P.
                                 311 Rouser Road
                             Moon Township, PA 15108

    ------------------------------------------------------------------------

                                 PROXY STATEMENT
                         SPECIAL MEETING OF UNITHOLDERS
    ------------------------------------------------------------------------

         We are furnishing this proxy statement to you in connection with our solicitation of your proxy for use at the special meeting of unitholders called for the purposes of:

         1. Approving our issuance of up to 2.0 million common units of limited partner interest in connection with our acquisition of Alaska Pipeline Company and to fund anticipated capital expenditures for the maintenance and expansion of the Alaska Pipeline system;

         2. Approving amendments to Sections 5.7 and 7.7 of our First Amended and Restated Agreement of Limited Partnership that would remove the limitations on our ability to issue common units and incur debt, thereby effectively advancing their scheduled expiration date by approximately 10 months from January 1, 2005 to February 11, 2004, the date of the special meeting; and

         3.       Approving our Long-Term Incentive Plan.

         This proxy statement is dated as of January 13, 2004. It and the accompanying proxy card are being sent on or about January 13, 2004 to unitholders of record as of January 12, 2004. Only persons who are holders of record of units on January 12, 2004 may vote on the proposals.

         If you have any questions about this proxy solicitation, please call D.F. King & Co., Inc., our information agent at:

                 Banks and brokers, call collect: (212) 269-5550
                   All others, call toll free: (800) 758-5880

                      PROPOSAL I: ISSUANCE OF COMMON UNITS

         On September 16, 2003, we entered into a purchase and sale agreement with SEMCO Energy, Inc. (NYSE: SEN) pursuant to which we, or our designee, will purchase all of the outstanding equity of Alaska Pipeline for $95.0 million. Alaska Pipeline is the owner of an intrastate transmission system which delivers natural gas to metropolitan Anchorage. The purchase and sale agreement is an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 16, 2003.

         We are acquiring Alaska Pipeline because we believe it will provide a significant and reliable source of additional income based on the gas transmission agreements Alaska Pipeline will have with ENSTAR Natural Gas Company, the division of SEMCO Energy which conducts its Alaska gas distribution business. These agreements are described below under "--Additional Information Concerning the Alaska Pipeline Acquisition--Gas Transmission Agreements."

         We do not require and are not seeking unitholder approval of our acquisition of Alaska Pipeline. Rather, we are seeking unitholder approval to issue up to 2.0 million common units in order to finance the acquisition and make capital improvements to the Alaska Pipeline system as described below under "--Proposed Offering of Common Units." While the terms of our partnership agreement permit us to acquire Alaska Pipeline, and to issue common units in connection with the acquisition and related capital improvements, without the approval of our unitholders, American Stock Exchange rules require us to seek unitholder approval because our proposed issuance of up to 2.0 million common units would increase our outstanding common equity by more than 20%.

         We have obtained financing commitments for the entire Alaska Pipeline purchase price. Therefore, we are able to, and intend to, complete the acquisition whether or not our unitholders approve this proposal. However, if our unitholders do not approve this proposal, we will not be able to retire a substantial portion of the debt incurred in connection with the acquisition and will likely need to raise capital through a smaller offering of common units or incur additional indebtedness in order to make capital improvements to the Alaska Pipeline system.

Alaska Pipeline

         Alaska Pipeline is a wholly-owned subsidiary of SEMCO Energy, an energy and infrastructure services company headquartered in southeastern Michigan. Alaska Pipeline owns and operates SEMCO Energy's Alaska transmission system which delivers natural gas from producing fields in south-central Alaska to ENSTAR's Anchorage-based gas distribution system. ENSTAR is and will likely continue to be for the foreseeable future Alaska Pipeline's only customer.

         Alaska Pipeline's transmission system is composed of approximately 277 miles of 12- to 20-inch diameter pipeline and approximately 77 miles of smaller diameter pipeline. Its present design delivery capacity is approximately 410 million cubic feet, or mmcf, per day, with an average throughput in 2002 of 130 mmcf per day. The gas transmission system consists of two pipeline networks. The Kenai Pipeline System serves the east side of Cook Inlet and enters Anchorage from the south. The Beluga Pipeline System serves the west side of Cook Inlet and enters Anchorage from the north. The two pipeline systems are interconnected in Anchorage, allowing ENSTAR's distribution system to serve all customers from either pipeline system. The origination points of the two pipeline systems are also interconnected by means of producer-owned pipelines. The Beluga and Kenai pipeline systems form a complete loop around the Cook Inlet, and are the only pipelines delivering gas to the Anchorage area.

         At December 31, 2002, the ENSTAR delivery system to which the Alaska Pipeline system connects consisted of 2,402 miles of gas distribution pipelines, serving 111,000 customers in the Anchorage area or approximately 90% of the city's population. For the year 2002, gas usage by customer was 34% residential, 26% commercial and 40% power and industrial.

         We believe that the steady growth of Anchorage's population (an average of 1.6% annually since 1990 according to statistics compiled by the Alaska Department of Labor and Workforce Development and the U.S. Bureau of the Census) will increase demand for gas and, accordingly, Alaska Pipeline's transportation services. In addition, we believe Alaska Pipeline can grow through the acquisition of producer-owned pipelines that connect gas fields to the Alaska Pipeline system and to gas consumers. We believe that the acquisition of the producer-owned pipelines may provide cost efficiencies and enhanced opportunities for oil and gas transportation to end users.

Material Terms of the Alaska Pipeline Acquisition

         The material terms of the Alaska Pipeline acquisition include the following:

         o We will pay SEMCO Energy $95.0 million for Alaska Pipeline, including payments for certain licenses and services.

         o At closing, Alaska Pipeline will enter into a Special Contract for Gas Transportation with ENSTAR pursuant to which ENSTAR will pay a reservation fee for use of all of the pipeline's transportation capacity for 10 years. The reservation fee is $943,000 per month, plus $.075 per thousand cubic feet, or mcf, of gas transported. In addition, because the Regulatory Commission of Alaska has the power to reduce the transportation rates payable by ENSTAR under the Special Contract for Gas Transportation, SEMCO Energy will enter into a Gas Transmission Agreement with Alaska Pipeline pursuant to which SEMCO Energy will make up any difference between the contract rate and the regulatory rate if the Regulatory Commission of Alaska reduces the transportation rates during the term of the Special Contract. We describe these agreements at "--Additional Information Concerning the Alaska Pipeline Acquisition--Gas Transmission Agreements."

         o At closing Alaska Pipeline will enter into an Operation and Maintenance and Administrative Services Agreement with ENSTAR under which ENSTAR will continue to operate and maintain the pipeline for at least 5 years. During the first 3 years of the agreement, Alaska Pipeline will pay ENSTAR $334,000 per month for these services; after that, ENSTAR's fee will be adjusted for inflation. We describe this agreement at "--Additional Information Concerning the Alaska Pipeline Acquisition--Operation and Maintenance and Administrative Services Agreement."

         o Completion of the acquisition is contingent upon receipt of the approval of the Regulatory Commission of Alaska and the expiration, without adverse action, of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We have a right to terminate the acquisition without penalty if these approvals are not obtained on or before June 16, 2004.

         Alaska Pipeline's principal executive offices are located at 3000 Spenard Road, Anchorage, Alaska 99519; its telephone number is: (907) 277-5551.

Financing the Alaska Pipeline Acquisition

         Acquisition Entity. We have formed a new Delaware limited liability company, APC Acquisition, LLC, to be the purchaser of Alaska Pipeline. APC Acquisition will have no material operations until we complete the acquisition of Alaska Pipeline. APC Acquisition will finance the $95.0 million purchase price of Alaska Pipeline, plus estimated expenses of $4.4 million, as follows:

         o $50.0 million revolving credit facility loan, administered by Wachovia Bank, National Association. We describe this loan in "--Wachovia Bank Credit Facilities."

         o $25.0 million preferred equity "mezzanine" investment by Friedman, Billings, Ramsey Group, Inc., representing 100% of the preferred equity and 50% of the voting rights in APC Acquisition. The preferred equity will be entitled to receive distributions at an annual rate of 12% for the 12 months following the completion of the Alaska Pipeline acquisition and at an annual rate of 18% after that, which we refer to as the "preferred yield." For its commitment to provide this funding, we have paid FBR $375,000, and at the closing of the Alaska Pipeline acquisition will pay an additional $875,000. We have the right to buy the preferred equity interest and, if we do not do so, FBR has the right to require Resource America, Inc., the parent of our general partner, to purchase the interest as described in "--Right to Purchase FBR's Preferred Equity Interest." Resource America has the right to require us to purchase the preferred equity interest from it as described in "--Resource America's Put Right to Us."

         o $24.4 million common equity investment by us, representing 100% of the common equity and 50% of the voting rights in APC Acquisition. We will fund this investment through our existing $20 million revolving credit facility administered by Wachovia Bank and through $4.4 million of advances from our general partner or its parent, Atlas America, Inc.

         APC Acquisition will be managed by four managers, two designated by FBR and two designated by us; however, the managers we appoint will be responsible for supervising the day-to-day operations of Alaska Pipeline. If neither we nor Resource America purchases FBR's interest, FBR may designate an additional manager, as described in "--Right to Purchase FBR's Preferred Equity Interest."

         If our unitholders approve this proposal, we may be able to minimize, or entirely avoid, the use of the FBR mezzanine financing and minimize the use of credit facility debt for the Alaska Pipeline acquisition, thereby reducing our debt to equity ratio and saving significant financing costs.

         Wachovia Bank Credit Facilities. We currently have $20.0 million available under our credit facility administered by Wachovia Bank. We intend to draw down all of the credit available under this facility in order to fund a portion of our investment in APC Acquisition. Borrowings under the facility are secured by a lien on and security interest in all of our property and that of our subsidiaries, but will not include a lien on the property of APC Acquisition or Alaska Pipeline. The revolving credit facility terminates in December 2005 and bears interest at one of two rates, elected at our option:

         o    the base rate plus the applicable margin; or

         o    the adjusted LIBOR plus the applicable margin.

The base rate for any day equals the higher of the federal funds rate plus .5% or the Wachovia Bank prime rate. Adjusted LIBOR is LIBOR divided by 1 minus the percentage prescribed by the Federal Reserve Board for determining the reserve requirement for euro currency funding. The applicable margin is as follows:

         o where our leverage ratio, that is, the ratio of our debt to EBITDA, as defined in the credit facility agreement, is less than or equal to 1.5, the applicable margin is 0% for base rate loans and 1.5% for LIBOR loans;

         o where our leverage ratio is greater than 1.5 but less than or equal to 2.5, the applicable margin is 0.25% for base rate loans and 1.75% for LIBOR loans;

         o where our leverage ratio is greater than 2.5 but less than or equal to 3.0, the applicable margin is 0.50% for base rate loans and 2% for LIBOR loans; and

         o where our leverage ratio is greater than 3.0, the applicable margin is 0.75% for base rate loans and 2.50% for LIBOR loans.

         APC Acquisition has received a commitment from Wachovia Bank for a $50.0 million credit facility to finance the purchase of Alaska Pipeline. The facility is contingent upon the closing of the Alaska Pipeline acquisition on or before June 16, 2004. Up to $25.0 million of borrowings under the facility will be secured by a lien on and security interest in all of APC Acquisition's property. In addition, upon the earlier to occur of the termination of our subordination period or the amendment of the restrictions in our partnership agreement on our incurrence of debt (see Proposal II below), we will guaranty all borrowings under the facility, securing the guaranty with a pledge of our interest in APC Acquisition. The revolving credit facility will terminate after three years and will bear interest at the base rate described in the previous paragraph plus the applicable margin or LIBOR plus the applicable margin. The applicable margin will be as follows:

         o where APC Acquisition's leverage ratio is less than or equal to 1.5, the applicable margin will be 0% for base rate loans and 1.5% for LIBOR loans;

         o where APC Acquisition's leverage ratio is greater than 1.5 but less than or equal to 3, the applicable margin will be 0.75% for base rate loans and 1.75% for LIBOR loans;

         o where APC Acquisition's leverage ratio is greater than 3 but less than or equal to 3.5, the applicable margin will be 1.5% for base rate loans and 2.5% for LIBOR loans;

         o where APC Acquisition's leverage ratio is greater than 3.5 but less than or equal to 4, the applicable margin will be 2% for base rate loans and 3% for LIBOR loans; and

         o where APC Acquisition's leverage ratio is greater than 4, the applicable margin will be 2.5% for base rate loans and 3.5% for LIBOR loans.

         Advances from Our General Partner or Atlas America. Our general partner and its parent, Atlas America, have been advancing and will continue to advance, funds to pay expenses related to our acquisition of Alaska Pipeline. These advances are an open account and bear the same rate of interest as the Wachovia Bank credit facilities. These advances are due upon demand and are unsecured.

         Right to Purchase FBR's Preferred Equity Interest. We will have the option, during the 18 months following the closing of the Alaska Pipeline acquisition, which we refer to as the "acquisition closing date," to purchase any portion or all of FBR's preferred equity interest in APC Acquisition on the following terms:

         ----------------------------------------------- ----------------------------------------------------
                        Date of purchase                                   Purchase price
                        ----------------                                   --------------
         ----------------------------------------------- ----------------------------------------------------
         ----------------------------------------------- ----------------------------------------------------
         Acquisition closing date to and including the   The sum of (i) the initial capital contribution
         following 90th day                              made by FBR with respect to the preferred equity
                                                         interest being purchased, plus (ii) an amount equal
                                                         to 2.0% of the amount set forth in clause (i) plus
                                                         (iii) the accrued but unpaid preferred yield through
                                                         and including the date of closing on the preferred
                                                         equity interests being purchased.
         ----------------------------------------------- ----------------------------------------------------

         ----------------------------------------------- ----------------------------------------------------
         91st day following the acquisition closing      The sum of (i) the initial capital contribution
         date through the end of the following 18th      made by FBR with respect to the preferred equity
         month                                           interests being purchased, plus (ii) an amount,
                                                         which we refer to as the "purchase premium," equal
                                                         to 1.0% of the amount of the initial capital
                                                         contribution made by FBR with respect to the
                                                         preferred equity interests being purchased,
                                                         multiplied by the whole number equal to the number
                                                         of whole or partial months that have elapsed since
                                                         the acquisition closing date minus one, plus (iii)
                                                         the accrued but unpaid preferred yield through and
                                                         including the date of closing on the preferred
                                                         equity interests being purchased.
         ----------------------------------------------- ----------------------------------------------------

         We are not required to purchase FBR's preferred equity interest in APC Acquisition. If we do not purchase all of FBR's preferred equity interest within 180 days of the acquisition closing date, FBR can require Resource America to purchase its interest in three tranches, starting on the 181st day after the acquisition closing date and then at two 180-day intervals after that, at the same purchase price described in the table above. We paid Resource America a fee of $70,750 for this standby commitment, and will pay it an additional fee of $141,500 upon closing of the Alaska Pipeline acquisition.

         In the event that neither we nor Resource America purchases all of FBR's preferred equity interest in APC Acquisition on the terms described above within 24 months of the acquisition closing date, then:

         o FBR will have the right to designate an additional manager of APC Acquisition so that it has management control and

         o we will be deemed to have waived our right to object to actions taken by FBR in managing APC Acquisition.

         Resource America's Put Right to Us. Beginning 180 days after it acquires any of the equity interests in APC Acquisition pursuant to the FBR put, Resource America will have the right to require us to purchase the same interests at a price equal to the price Resource America paid to FBR plus purchase premium calculated in the same manner as the purchase premium payable to FBR. The purchase premium begins accruing on the date Resource America acquires the equity interest. We must pay the purchase price in common units based on the closing price of common units on the dates Resource America exercises its put right. If our unitholders approve this proposal, we may issue a portion of the authorized common units to Resource America pursuant to this obligation.

         We will also have the option of purchasing the equity interests in APC Acquisition that Resource America acquires, on the same terms described above, at any time.

Proposed Offering of Common Units

         Subject to unitholder approval, we intend to publicly offer up to 2.0 million common units for cash and use the net proceeds of the offering as follows:

         o $25.5 million to purchase FBR's preferred equity interest in APC Acquisition.

         o $10.0 million as a further investment in APC Acquisition so that it may repay $10.0 million of the indebtedness outstanding under its $50 million revolving credit facility.

         o $20.0 million to repay indebtedness outstanding under our $20.0 million revolving credit facility.

         o $4.4 million to repay advances to us by our general partner and Atlas America for expenses we incur in connection with the acquisition.

         o $11.1 million to fund anticipated future capital expenditures related to the maintenance and expansion of Alaska Pipeline system, principally relating to expenditures in 2004 for repair of that portion of the Beluga pipeline that runs under the Susitna River.

         Alternatively, if we do not purchase FBR's preferred equity interest in APC Acquisition and FBR exercises its put right to Resource America described above under "--Financing the Alaska Pipeline Acquisition--Right to Purchase FBR's Preferred Equity Interest," we may issue up to $32.1 million of common units to Resource America in connection with its put right described under "--Resource America's Put Right to Us."

         We anticipate that we will offer the common units at a price that will be determined by us and our underwriters based on then existing market conditions. Unitholders will not have preemptive rights to acquire any of the common units.

         Rule 712 of the American Stock Exchange, or AMEX, requires shareholder approval of the issuance of shares as sole or partial consideration for an acquisition of stock or assets of another company if the stock issuance could result in an increase in outstanding common shares of 20% or more. The proposed issuance of up to 2.0 million of common units will increase the number of our outstanding common units by approximately 74%.

Additional Information Concerning the Alaska Pipeline Acquisition

         Background of the Acquisition. Our business goal is to increase per unit distributions to our unitholders. Our growth strategy is to add new wells to our pipeline system and acquire additional mid-stream gas assets, particularly pipelines.

         In February 2003, McDonald Investments Inc., an investment banking company that acted as a co-underwriter of our initial public offering in January 2000 and follow-on equity offering in May 2003, informed us and several other potential bidders that SEMCO Energy intended to sell the equity of its wholly owned subsidiary, Alaska Pipeline. In March 2003, we received a Confidential Memorandum describing Alaska Pipeline. On March 28, 2003, we submitted a preliminary proposal, based solely on the information provided in the Confidential Memorandum, to acquire Alaska Pipeline, and on April 28, 2003 we were informed that we had been selected as one of the final group of bidders.

         On May 5 and 6, 2003, officers of our general partner attended a briefing in Anchorage, Alaska by officers of SEMCO Energy and ENSTAR who provided an additional overview of Alaska Pipeline, a field inspection of the assets and an opportunity to ask questions. On May 23, 2003, we submitted a final proposal to acquire Alaska Pipeline for $95.0 million to be paid in cash at closing and were informed a few days later that our final proposal was accepted subject to the negotiation of definitive agreements. On September 16, 2003, we executed the definitive purchase and sale agreement.

         Gas Transmission Agreements. Alaska Pipeline's historic revenues have been determined as a part of ENSTAR's overall rate determination by the Regulatory Commission of Alaska and, because of agreements we will enter into with SEMCO when we acquire Alaska Pipeline, are not indicative of its revenues subsequent to our acquisition of Alaska Pipeline. We anticipate that substantially all of Alaska Pipeline's revenues for the foreseeable future will be derived from transmission of gas for ENSTAR pursuant to the gas transmission agreements to be entered into with ENSTAR and SEMCO Energy at the closing. The form of these agreements are attached as Exhibits B and C of the purchase and sale agreement. The principal terms of these agreements are:

         o ENSTAR will have the exclusive right to transport on Alaska Pipeline's system a quantity of gas equal to the system's current transportation capacity for an initial term of 10 years, subject to automatic renewals of additional one-year periods unless either party gives notice of its intention to terminate the agreement at least one year before the end of the initial term and at least 180 days before the end of any renewal term.

         o ENSTAR will pay Alaska Pipeline a monthly reservation charge of $943,000 plus a commodities charge of $.075 per mcf of natural gas transported. Based on 2002 throughput of 47.4 billion cubic feet, or bcf, this would result in annual revenues of $14.9 million.

         o SEMCO Energy will make up any difference if the Regulatory Commission of Alaska reduces the transportation rates payable by ENSTAR to Alaska Pipeline.

         o ENSTAR will reimburse Alaska Pipeline for all user fees, taxes (except income and ad valorem taxes) and similar charges levied upon the transportation of the natural gas.

         Operation and Maintenance and Administrative Services Agreement. To provide operational stability for Alaska Pipeline, ENSTAR will operate the pipeline system for at least 5 years following the closing (subject to extensions on negotiated terms) pursuant to the Operation and Maintenance and Administrative Services Agreement to be entered into at closing. The form of this agreement is attached as Exhibit A of the purchase and sale agreement. The principal terms of this agreement are:

         o ENSTAR will provide Alaska Pipeline with all supplies, materials, goods and services that are otherwise necessary for the physical operation and maintenance of the pipeline system including:

              o administration of the pipeline system and day to day customer services;

              o information systems services and information technology services;

              o regulatory, pipeline safety, occupational health and safety, and environmental services; and

              o tax, customer billing and collection, accounting, human resources, legal, claims and other administrative services.

         o ENSTAR will provide Alaska Pipeline with all services necessary for the design, construction and placing in service of all capital improvements in accordance with an annual capital improvement budget approved by Alaska Pipeline. Except in the case of emergencies, ENSTAR will not make unbudgeted capital expenditures without Alaska Pipeline's prior consent.

         o Alaska Pipeline will pay ENSTAR a fixed fee of $334,000 per calendar month for the operations and maintenance services for the first 3 years. After that, ENSTAR's fee will be adjusted for inflation.

         o All capital improvements services will be performed by ENSTAR on a cost reimbursement basis, including direct and indirect costs.

         Gas Control Services Agreement. ENSTAR will also provide gas control services to Alaska Pipeline for at least 10 years following the closing (subject to extensions on negotiated terms). The form of this agreement is attached as Exhibit F of the purchase and sale agreement. The principal terms of this agreement are:

         o ENSTAR will monitor the compression of the pipeline system, including, analyzing pressures for irregularities, maintaining pressures at compressor stations, key line junctions and regulating stations to divide the available gas during heavy demand periods, maintaining proper compression ratios and compressor stations and rerouting gas during emergencies and planned shutdowns.

         o Alaska Pipeline will make a single payment of $450,000 for ENSTAR's services during the initial 10-year term. This payment is included in the $95.0 million purchase price described in "--Material Terms of the Alaska Pipeline Acquisition."

         Tower License. At the closing, Alaska Pipeline will receive a perpetual, non-exclusive license to use ENSTAR's radio tower facilities necessary for the operation of the Alaska Pipeline system. Alaska Pipeline will make a single payment of $250,000 for the license. This payment is included in the $95.0 million purchase price described in "--Material Terms of the Alaska Pipeline Acquisition."

         Regulatory Approvals. Historically, Alaska Pipeline's revenues have been included in the rate design and the actual rate that ENSTAR has been authorized by the Regulatory Commission of Alaska to charge its customers. The rate design is based on, among other factors, the cost of the gas, the cost of operations and the capital structure of the regulated entity. It is a condition to the completion of the Alaska Pipeline acquisition that the Regulatory Commission approve the transportation fees stated in the Special Contract for Gas Transportation and that the approval not contain a condition which is reasonably likely to have a material adverse effect on ENSTAR's gas distribution business. We and SEMCO Energy submitted an application for such approval with the Regulatory Commission on October 10, 2003, which was deemed complete and filed on November 14, 2003, and requested that the Regulatory Commission issue a final order approving the transaction by April 16, 2004. Once the Regulatory Commission issues its final order, there will be a 30-day appeal period.


         In addition, the Alaska Pipeline acquisition is subject to review by the Federal Trade Commission and the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We and SEMCO Energy filed HSR notification forms with these agencies on December 31, 2003.

Vote Required

         The proposal to issue up to 2.0 million common units in connection with the Alaska Pipeline acquisition must be approved by a majority of the aggregate outstanding common units and subordinated units, voting as a single class. Our general partner, which owns all of our 1,641,026 subordinated units, intends to vote in favor of the proposal.

General Partner Recommendation

         The managing board of our general partner unanimously recommends a vote "FOR" approval of the proposal.

                PROPOSAL II: AMENDMENTS TO PARTNERSHIP AGREEMENT

         We believe that provisions in the partnership agreement that limit our ability to issue additional common units and to incur debt without first obtaining unitholder approval inhibit our ability to make additional material purchases or acquisitions and severely hamper our ability to take advantage of opportunities presented to us. We propose to amend our partnership agreement to eliminate the restrictions on our ability to incur debt and to issue additional common units. If approved, these amendments will be effective as of the date of the special meeting.

Amendments Relating to Additional Common Unit Issuances

         Currently, our partnership limits the amount of common units we may issue during the subordination period. This provision is scheduled to expire on January 1, 2005 provided we continue to pay a minimum quarterly distribution of $.42 on our common and subordinated units until December 31, 2004, which we expect to be able to do. We have paid in excess of the minimum quarterly distribution in each of the 15 full quarters since our inception, averaging $.57 per quarter. If unitholders approve the proposed amendment, the termination of the limitation would be advanced by approximately 10 months, to the February 11, 2004 special meeting date.

         Under Section 5.7 of our partnership agreement, we may issue common units during the subordination period only as follows:

         o up to 150,000 common units for general purposes--we issued the 150,000 common units in our May 2003 offering and, accordingly, do not now have authority to issue common units for general purposes without unitholder approval until the subordination period ends;

         o    in connection with an "acquisition" or a "capital improvement;"

         o to repay debt incurred in connection with an acquisition or capital improvement, but only if we issue the common units within 365 days of the acquisition or capital improvement; or

         o in connection with conversion of incentive distribution rights, employee benefit plans, combination or subdivision of the common units, or construction financing we elect to require Atlas America to provide us.

As defined in our partnership agreement, an "acquisition" is a transaction where we acquire control over assets, properties or a business for purposes of increasing our operating capacity, while a "capital improvement" is the acquisition or construction of capital assets if done to increase our operating capacity or the revenues from our operating capacity.

         Our partnership agreement further provides that, during the subordination period, an acquisition or capital improvement can only be financed through issuance of common units if we can demonstrate that it meets certain financial tests prescribed by the partnership agreement. These tests generally require that, on a pro forma basis, the acquisition or capital improvement may not result in a diminution of per unit adjusted operating surplus (which is, essentially, partnership cash flow).

         The negative effect of these limitations is, we believe, four-fold:

         o First, our ability to make acquisitions or capital improvements is narrowly circumscribed. We are not, for example, permitted to make an acquisition that will be accretive over a longer term but may have dilutive effects on the pro forma basis prescribed by the partnership agreement. As a further example, we are not presently permitted to issue common units to repay debt we incur in connection with an acquisition or capital improvement if the issuance will occur more than 365 days after the acquisition or capital improvement.

         o Second, the necessity of ascertaining compliance with the pro forma financial tests established by the partnership agreement has the practical effect of prohibiting us from raising the funds necessary to make the acquisition or capital improvement before we have identified and negotiated the acquisition terms or identified and quantified the cost of the capital improvement. In an acquisition, the time constraints associated with seeking to raise capital after a transaction has been identified and negotiated puts us at a disadvantage relative to other bidders who may be able to raise capital well before planning an acquisition (and are thus able to offer a prospective seller the advantage of a rapid consummation of the acquisition once it has been negotiated). With respect to capital improvements, a transaction-by-transaction process may cause delays in implementing a program that we believe will enhance our transportation capabilities, our revenues or our cash flow.

         o Third, we cannot issue our common units at times when our general partner believes that market conditions are favorable to us. As described in the second bullet point, we can only issue common units after we have identified an acquisition or capital improvement. This may not occur in a period of market strength for our sector or our common units, resulting in our having to issue more units (and thus diluting the interest of existing unitholders) in order to raise the necessary funds.

         o Fourth, a transaction-by-transaction approval process will, we believe, result in increased costs because each transaction would require a separate consent and, as a result, a separate proxy statement and solicitation process.

         For these reasons, we believe that the ability to issue common units without further unitholder approval is in our best interest. However, we have no plan to issue any of these units at this time and expect to do so only at such time as we have identified a purpose that we believe is in our best interest. Unitholders will not have preemptive rights to acquire any common units we may issue. In addition, the proposed amendment would have the following effects:

         o The requirement that the issuance of additional units not result in a decrease in our cash flow on a per unit basis pro forma for the preceding four-quarter period will be eliminated. In other words, we could issue additional common units even if the immediate effect of the issuance was dilutive. However, until the end of the subordination period, all common unitholders will continue to benefit from the provisions of our partnership agreement regarding minimum quarterly distributions and the subordination of the priority of common units over subordinated units in receiving distributions.

         o Unless an issuance of common units is in connection with an acquisition which will produce a ratio of distributable cash to taxable income that is greater than that produced by our existing assets (after giving effect to the special allocation of gross income to our general partner through 2006), issuances of common units may increase the ratio of federal taxable income to distributions for the common units, thus decreasing the amount of our distributions per common unit that is not subject to federal income tax.

Amendments Relating to Elimination of Restrictions on Indebtedness

         We are asking for your approval of an amendment to our partnership agreement that would eliminate limitations on the amount of debt we may incur without unitholder approval during the subordination period. Currently, under
Section 7.7 of our partnership agreement we may not incur debt during the subordination period that will:

         o result in our unconsolidated indebtedness exceeding 2 times EBITDA for the immediately preceding four fiscal quarters, determined on a pro forma basis giving effect to any contemplated acquisitions, or

         o result in our consolidated interest coverage ratio, on a pro forma basis, being less than 4.0 to 1.0. Our partnership agreement defines interest coverage ratio as being the ratio of EBITDA to annual interest payments made. EBITDA means our income or losses before interest, taxes, depreciation and amortization.

         We believe that the principal effect of the proposed amendment would be to advance the scheduled expiration date of the existing limitations by approximately 10 months. We are proposing this advance in the scheduled termination date because we believe that these provisions inhibit our ability to take advantage of acquisition, capital improvement or other opportunities presented to us.

         Upon completion of our acquisition of Alaska Pipeline, and absent the offering of our common units discussed in Proposal I, our interest coverage ratio, on a pro forma basis, would be 4.17 to 1.0. As a result, we could be materially limited in the amount of further debt we will be able to incur during the subordination period.

         We believe that the limitations imposed by Section 7.7 are unduly restrictive and inhibit the potential growth of our business. By comparison, our existing $20.0 million credit facility prohibits us from incurring debt that:

         o causes the ratio of our consolidated debt to EBITDA to be more than 3 to 1 or

         o causes the ratio of our EBITDA to our consolidated interest expense to be less than 3.5 to 1.

Current economic and industry conditions present many expansion and growth opportunities which could be pursued within the limitations imposed by our lenders but not under the existing provisions of our partnership agreement. We believe that the obligation to obtain unitholder approval of an acquisition if it results in our exceeding the debt thresholds in our partnership agreement puts us at a significant disadvantage compared to other bidders who do not have similar constraints on the amount of indebtedness they may incur. Moreover, we believe that publicly-traded master limited partnerships engaged in businesses similar to ours typically are not restricted under their partnership agreements in the amount of debt they may incur. Further, with respect to capital improvement programs, the need for unitholder approval in order to incur debt over the threshold may cause delays in implementing a program we believe will enhance our transportation capabilities and provide immediate benefits to our unitholders.

         Although we will, of course, remain subject to the debt limitations imposed by our lenders, the elimination of the debt limitations may result in our incurring increased debt and related debt service costs, which could impair ability to make distributions to unitholders. The elimination of the debt limitations will also result in the advance of the date on which we must guaranty APC Acquisition's debt under the $50.0 million credit facility, as described above in the "Financing the Alaska Pipeline Acquisition--Wachovia Bank Credit Facilities" section of Proposal I to the February 11, 2004 special meeting date.

Federal Income Tax Consequences of the Proposed Amendments

         At the time of the original issuance of the common units, and based upon certain representations of our general partner, our counsel rendered its opinion that, under then current law and regulations, we and our operating partnership would be classified as partnerships for federal income tax purposes. Counsel to our general partner has delivered its opinion that the proposed amendments will not cause either us or our operating subsidiary to be treated as an association taxable as a corporation for federal income tax purposes.


Amendments Will Not Affect Limited Liability of Unitholders


         As required by Section 13.3 of our partnership agreement, we have obtained an opinion of counsel that the proposed amendments will not affect the limited liability of any unitholders under Delaware law.

Vote Required

         The proposed amendments to our partnership agreement will be voted upon as a single proposal. The proposal to adopt the amendments must be approved by holders of not less than a majority of the outstanding common units, voting as a separate class, and a majority of the outstanding subordinated units, voting as a separate class. Our general partner, which owns all of our 1,641,026 subordinated units, intends to vote in favor of the proposal.

General Partner Recommendation

         The managing board of our general partner unanimously recommends a vote "FOR" approval of the proposal.

                     PROPOSAL III: LONG-TERM INCENTIVE PLAN

Description of the Plan

         The managing board of our general partner has approved the Atlas Pipeline Partners, L.P. Long-Term Incentive Plan for officers, employees and non-employee managers of our general partner and officers and employees of our general partner's affiliates, consultants and joint venture partners who perform services for us or in furtherance of our business. In accordance with AMEX rules, we are asking unitholders to approve the plan at the special meeting. We believe that the proposed plan is in our best interest because it will enhance our general partner's ability to attract and retain the services of individuals who are essential for our growth and profitability and will give them a longer term stake in our continued success. The form of the proposed plan is attached as Appendix B. The statements made in this proxy statement with respect to the proposed plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the plan.

         The plan will be administered by our general partner's managing board or by a committee appointed by the board, which will set the terms of awards under it. Under the plan, the managing board may make awards of either phantom units or options covering an aggregate of 435,000 common units.

         o A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, at the discretion of the managing board, cash equivalent to the value of a common unit. In addition, the managing board may grant a participant the right, which we refer to as a DER, to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions we make on a common unit during the period the phantom unit is outstanding.

         o An option entitles the grantee to purchase our common units at an exercise price determined by the managing board, which may be less than, equal to or more than the fair market value of our common units on the date of grant. The managing board will also have discretion to determine how the exercise price may be paid.

Each non-employee manager of our general partner will be awarded the lesser of 500 phantom units, with DERs, or that number of phantom units, with DERs, equal to $15,000 divided by the then fair market value of a common unit for each year of service on the managing board beginning when the plan is adopted by our unitholders. Up to 10,000 phantom units may be awarded to non-employee managers. On January 5, 2004, the closing price per common unit on the AMEX was $39.76.

         Except for phantom units awarded to non-employee managers of our general partner, the managing board will determine the vesting period for phantom units and the exercise period for options. Phantom units awarded to non-employee managers will vest over a 4-year period at the rate of 25% per year. Both types of awards will automatically vest upon a change of control, defined as follows:

         o Atlas Pipeline GP (or an affiliate of Resource America) ceasing to be our general partner;

         o a merger, consolidation, share exchange, division or other reorganization or transaction of us, Atlas Pipeline GP or a direct or indirect parent of Atlas Pipeline GP with any entity, other than a transaction which would result in the voting securities of the us, Atlas Pipeline GP or the parent, as appropriate, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity's outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

         o the equity holders of us or a direct or indirect parent of Atlas Pipeline GP approve a plan of complete, liquidation or winding-up or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the our or such parent's assets; or

         o during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Atlas Pipeline GP or a direct or indirect parent of Atlas Pipeline GP (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board or, in the case of a spin off of the parent, if Edward E. Cohen and Jonathan Z. Cohen cease to be directors of the parent.

         If a grantee terminates employment, the grantee's award will be automatically forfeited unless the managing board provides otherwise. However, the award will automatically vest if the reason for the termination is the participant's death or disability.

         Common units to be delivered upon vesting of phantom units or upon exercise of options may be newly issued units, units acquired in the open market or from any of our affiliates, or any combination of these sources at the discretion of the managing board. If we issue new common units upon vesting of the phantom units or upon the exercise of options, the total number of common units outstanding will increase. We intend to file a registration statement with the SEC in order to permit participants to publicly re-sell any common units received by them under the plan.

         The managing board may terminate the plan at any time with respect to any of the common units for which it has not made a grant. In addition, the managing board will have the right to amend the plan from time to time, including, subject to applicable law or the rules of the principal securities exchange on which our common units are traded, increasing the number of common units with respect to which it may grant awards, provided that, without the participant's consent, no change may be made in any outstanding grant that would materially impair the rights of the participant. AMEX rules would require us to obtain unitholder approval for all material amendments to the plan, including amendments to increase the number of common units issuable under the plan.

         As of the date of this proxy statement, approximately 3 non-employee managers and 9 officers of our general partner, and approximately 50 employees of its affiliates, would be eligible to participate in the plan.

Income Tax Treatment

         The Long-Term Incentive Plan is not eligible for treatment as a qualified plan under the Internal Revenue Code. Therefore, all options granted pursuant to the plan will be non-qualified options. A grantee will recognize ordinary compensation income when a phantom unit vests, in an amount equal to the fair market value of the underlying common unit. A grantee will not recognize income at the time of the grant of an option or a phantom unit. Upon exercise of an option, the grantee will recognize ordinary compensation income equal to the difference, if any, between the option price paid and the fair market value, as of the date of the option exercise, of the common units purchased. The tax basis to a grantee of common units obtained by the exercise of an option equals the option price paid plus ordinary compensation income recognized. The grantee's capital holding period for the common units acquired begins on the option exercise date.

         We will generally be entitled to a federal income tax deduction in connection with the grant of a phantom unit, at the time a grantee receives a common unit in exchange for the phantom unit, in an amount equal to the fair market value of the common unit at the time of vesting. We will generally be entitled to an income tax deduction upon exercise of an option in an amount equal to the ordinary or compensation income recognized by the grantee.

Vote Required

         The proposal to adopt the Long-Term Incentive Plan must be approved by a majority of the aggregate outstanding common units and subordinated units. Our general partner intends to vote all of the subordinated units in favor of the proposal.

General Partner Recommendation

         The managing board of our general partner unanimously recommends a vote "FOR" approval of the proposal.

                       OUR SELECTED FINANCIAL INFORMATION

         The selected financial data set forth below as of and for the three years ended December 31, 2002, 2001 and 2000 have been derived from our financial statements for those periods, which have been audited by Grant Thornton LLP, independent accountants. The selected financial data set forth below as of and for the periods ended September 30, 2003 and 2002 have been derived from our unaudited financial statements for those periods incorporated by reference in this proxy statement. You should read the selected financial data in this table together with, and such financial data is qualified by reference to, our financial statements, the notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this proxy statement.


                                         Nine months ended September 30,      Years ended December 31,         Period from
                                         -------------------------------    ---------------------------     inception through
                                            2003             2002                                              December 31,
                                         (unaudited)      (unaudited)          2002             2001               2000
                                         ------------     -----------       ----------       ----------         ----------
Revenues:
   Transportation and compression...      $   11,816         $  7,857       $   10,660       $   13,095         $    9,441
   Depreciation and amortization....              61                6                7               35                 25
                                          ----------         --------       ----------       ----------         ----------
     Total revenues.................          11,877            7,863           10,667           13,130              9,466
                                          ----------         --------       ----------       ----------         ----------
Costs and expenses:
   Transportation and compression...           1,831            1,481            2,062            1,929              1,224
   General and administrative.......           1,301            1,158            1,482            1,113                589
   Depreciation and amortization....           1,266            1,084            1,475            1,356              1,020
   Interest.........................             212              140              250              176                  8
                                          ----------         --------       ----------       ----------         ----------
     Total costs and expenses.......           4,610            3,863            5,269            4,574              2,841

Net income..........................      $    7,267         $  4,000       $    5,398       $    8,556         $    6,625
                                          ==========         ========       ==========       ==========         ==========

Net income - limited partners.......      $    6,611         $  3,725       $    5,022       $    7,499         $    6,492
                                          ==========         ========       ==========       ==========         ==========

Net income - general partner........      $      656         $    275       $      376       $    1,057         $      133
                                          ==========         ========       ==========       ==========         ==========

Basic and diluted net income per
   limited partner unit.............      $     1.72         $   1.14       $     1.54       $     2.30         $     2.07
                                          ==========         ========       ==========       ==========         ==========

Weighted average limited partner
   units outstanding................      $    3,854         $  3,262       $    3,262       $    3,255         $    3,141
                                          ==========         ========       ==========       ==========         ==========

Cash distributions per common unit..      $     1.76         $   1.60       $     2.14       $     2.50         $     1.84
                                          ==========         ========       ==========       ==========         ==========



                                                   September 30,                            December 31,
                                          ---------------------------       ---------------------------------------------
                                              2003             2002            2002             2001              2000
                                          -----------       ---------       ----------      -----------        ----------
Balance sheet data:
   Total assets.....................      $   50,832         $ 27,983      $    28,515       $   26,002         $   22,092
   Long-term debt...................               -            5,605            6,500            2,089                  -
   Common unitholders' capital......          43,976           19,394           19,164           20,129             18,122
   Subordinated unitholder capital..             611              918              684            1,661              2,074
   General partner's capital........             359             (150)            (161)            (116)               (89)
                                          ----------         --------       ----------       ----------         ----------
     Total capital..................      $   44,946         $ 20,162       $   19,687       $   21,674         $   20,107
                                          ==========         ========       ==========       ==========         ==========

                 ALASKA PIPELINE SELECTED FINANCIAL INFORMATION

         The selected financial data set forth below as of and for the three years ended December 31, 2002, 2001 and 2000 have been derived from Alaska Pipeline's financial statements for those periods, which have been audited by Grant Thornton LLP, independent accountants. The selected financial data set forth below as of and for the periods ended September 30, 2003 and 2002 have been derived from Alaska Pipeline's unaudited financial statements for those periods included in this proxy statement. You should read the selected financial data in this table together with, and such financial data is qualified by reference to, Alaska Pipeline's financial statements, the notes to financial statements and "Alaska Pipeline Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this proxy statement.

                                         Nine months ended September 30,              Years ended December 31,
                                         -------------------------------    ----------------------------------------------
                                             2003             2002
                                          (unaudited)      (unaudited)         2002             2001              2000
                                          ----------       ----------       ----------        ---------         ----------
Revenues:
   Gas sales and transportation.....      $   43,098       $   47,381       $   67,853        $  69,083         $   50,330
   Pipeline management services.....           2,352              320              562                -                  -
                                          ----------       ----------       ----------        ---------         ----------
     Total revenues.................          45,450           47,701           68,415           69,083             50,330
                                          ----------       ----------       ----------        ---------         ----------

Costs and expenses:
   Costs of gas sold................          35,467           39,087           56,149           56,620             38,223
   Operations and maintenance.......             983              955            1,273            1,233              1,155
   General and administrative.......           5,278            2,914            3,808            3,105              3,278
   Depreciation and amortization....           2,452            2,514            3,349            4,591              4,744
                                          ----------       ----------       ----------        ---------         ----------
     Total costs and expenses.......          44,180           45,470           64,579           65,549             47,400
                                          ----------       ----------       ----------        ---------         ----------

Operating income....................           1,270            2,231            3,836            3,534              2,930
                                          ----------       ----------       ----------        ---------         ----------

Other income (deductions)
   Interest expense.................          (2,173)          (2,260)          (3,013)          (3,587)            (5,059)
   Amortization of debt expense.....             (31)               -              (45)             (55)              (243)
   Other............................             263                3                4               26                 23
                                          ----------       ----------       ----------        ---------         ----------
                                              (1,941)          (2,257)          (3,054)          (3,616)            (5,279)

Income (loss) before income taxes ..            (671)             (26)             782              (82)            (2,349)
Provision (benefit) for income
   taxes............................            (283)              (7)             314               30               (966)
                                          ----------       ----------       ----------        ---------         ----------
     Net income (loss)..............      $     (388)      $      (19)      $      468        $    (112)        $   (1,383)
                                          ==========       ==========       ==========        =========         ==========


Cash flow data:
   Cash (used in) provided by
     operating activities...........      $   (2,574)      $   (3,622)      $    4,081        $  10,387         $    5,069
   Cash flow used in investing
     activities.....................      $     (342)      $     (282)      $     (554)       $    (989)        $   (1,514)
   Cash flow provided by (used in)
     financing activities...........      $    2,816       $    4,207       $   (3,428)       $  (9,398)        $   (3,662)

                                                  September 30,                             December 31,
                                          ---------------------------       ----------------------------------------------
                                             2003             2002             2002             2001               2000
                                          ----------       ----------       ----------        ---------         -----------
Balance sheet data:
   Total assets.....................      $   96,297       $   95,214       $  100,871        $ 100,005         $  110,229
   Long-term debt...................      $   35,900       $   35,900       $   35,900        $  35,900         $   51,900
   Stockholder's equity.............      $   51,469       $   51,369       $   51,857        $  51,389         $   51,501

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         Following are our unaudited pro forma financial statements as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002. The unaudited pro forma balance sheet is prepared as though the acquisition of Alaska Pipeline described in this proxy statement occurred as of September 30, 2003, and the unaudited pro forma statements of operations are prepared as though the acquisition occurred as of January 1, 2002. The acquisition and offering adjustments are described in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements and accompanying notes should be read together with our and Alaska Pipeline's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and historical financial statements and related notes included elsewhere, or incorporated by reference, in this proxy statement.

         We accounted for the acquisition of Alaska Pipeline in the unaudited pro forma financial statements using the purchase method in accordance with the guidance of Statement of Financial Accounting Standards No. 141, "Business Combinations." For purposes of developing the unaudited pro forma financial information, we have allocated the purchase price to Alaska Pipeline's gas gathering and transmission facilities based on fair market value.

         The unaudited pro forma financial statements are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. You should not construe the unaudited pro forma financial statements as indicative of the combined financial position or results of operations that we and Alaska Pipeline would have achieved had the transaction been consummated on the dates assumed. Moreover, they do not purport to represent our and Alaska Pipeline's combined financial position or results of operations for any future date or period.

                                                   ATLAS PIPELINE PARTNERS, L.P.

                                                PRO FORMA BALANCE SHEET (UNAUDITED)
                                                        SEPTEMBER 30, 2003

                             Historical   Historical   Acquisition                Pro forma      Offering            Pro forma
                                 APL         APC       adjustments               consolidated    adjustment          consolidated
                             ----------   ----------   -----------               ------------    ----------          ------------
          ASSETS
Current assets:
   Cash and cash
     equivalents...........  $   20,098   $        -   $         -               $     20,098    $   12,545  (k)    $      32,643
   Accounts receivable.....           -          388          (388) (a)                     -             -                     -
   Accounts receivable -
     affiliates............           -        3,530        (3,530) (a)                     -             -                     -
   Prepaid expenses........          81          170          (170) (a)                    81             -                    81
                             ----------   ----------   -----------               ------------    ----------          ------------
     Total current assets..      20,179        4,088        (4,088)                    20,179        12,545                32,724

Property and equipment:
   Gas gathering and
     transmission
     facilities............      33,527       58,677        37,096  (b)               129,300             -               129,300
   Less - accumulated
     depreciation..........      (6,885)     (13,216)       13,216  (b)                (6,885)            -                (6,885)
                             ----------   ----------   -----------               ------------    ----------          ------------
     Net property and
       equipment...........      26,642       45,461        50,312                    122,415             -               122,415

Goodwill ..................       2,305       46,472       (46,472) (a)                 2,305             -                 2,305

Other assets...............       1,707          276         3,306  (a)(b)(c)           5,289             -                 5,289
                             ----------   ----------   -----------               ------------    ----------          ------------
                             $   50,833   $   96,297   $     3,058               $    150,188    $   12,545          $    162,733
                             ==========   ==========   ===========               ============    ==========          ============

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable and
     accrued liabilities...         973        3,488        (3,488) (a)                   973             -                   973
   Accounts payable -
     affiliates............       1,885            -         4,355  (a)(b)(c)           6,240        (4,355)  (k)           1,885
   Distribution payable....       3,029            -             -                      3,029             -                 3,029
                             ----------   ----------   -----------               ------------    ----------          ------------
     Total current
       liabilities.........       5,887        3,488           867                     10,242        (4,355)                5,887


Long-term debt.............           -       35,900        34,100  (a)(b)             70,000       (30,000)  (k)          40,000

Deferred income taxes......           -        5,440        (5,440) (a)                     -             -                     -

Preferred equity
   subject to
   redemption..............           -            -        25,000  (b)                25,000       (25,000)  (k)               -
Stockholder's equity.......           -       51,469       (51,469) (a)                     -             -                     -
Members' equity............           -            -             -  (a)(b)                  -             -                     -

Partners' capital:
   Common unitholders......      43,976            -             -                     43,976        70,467  (k)          114,443
   Subordinated
     unitholders...........         611            -             -                        611             -                   611
   General partner.........         359            -             -                        359         1,433  (k)            1,792
                             ----------   ----------   -----------               ------------    ----------          ------------
     Total partners'
       capital.............      44,946           -              -                     44,946        71,900               116,846
                             ----------   ----------   -----------               ------------    ----------          ------------
                             $   50,833   $   96,297   $     3,058               $    150,188    $   12,545          $    162,733
                             ==========   ==========   ===========               ============    ==========          ============

                                            See notes to pro forma financial statements


                                                   ATLAS PIPELINE PARTNERS, L.P.

                                           PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                                               FOR THE YEAR ENDED DECEMBER 31, 2002
                                               (in thousands, except per unit data)

                             Historical   Historical   Acquisition                Pro forma       Offering            Pro forma
                                APL          APC       adjustments               consolidated    adjustment          consolidated
                             ----------   ----------   -----------               ------------    ----------         ------------
Revenues:
   Transportation and
     compression...........  $   10,660   $   67,853   $   (52,982)  (d)         $     25,531     $        -         $     25,531
   Pipeline management
     services..............           -          562          (562)  (d)                    -              -                    -
                             ----------   ----------   -----------               ------------     ----------         ------------
                                 10,660       68,415       (53,544)                    25,531              -               25,531

Costs and expenses:
   Transportation and
     compression...........       2,062            -             -                      2,062              -                2,062
   Cost of gas sold........           -       56,149       (56,149)  (d)                    -              -                    -
   General and
     administrative........       1,482        3,808        (2,337)  (e)                2,953              -                2,953
   Operations and
     maintenance  .........           -        1,273         1,264   (e)                2,537              -                2,537
   Depreciation and
     amortization .........       1,475        3,349          (377)  (g)(h)             4,447              -                4,447
                             ----------   ----------   -----------               ------------     ----------         ------------
                                  5,019       64,579       (57,599)                    11,999              -               11,999
                             ----------   ----------   -----------               ------------     ----------         ------------
   Operating income........       5,641        3,836         4,055                     13,532              -               13,532
                             ----------   ----------   -----------               ------------     ----------         ------------

   Other income
     (deductions):
     Interest expense......        (250)      (3,058)       (5,069)  (f)(i)            (8,377)         3,983  (l)          (4,394)
     Other.................           7            4            (4)  (d)                    7              -                    7
                             ----------   ----------   -----------               ------------     ----------         ------------
                                   (243)      (3,054)       (5,073)                    (8,370)         3,983               (4,387)
                             ----------   ----------   -----------               ------------     ----------         ------------

Income (loss) before
   income taxes............       5,398          782        (1,018)                     5,162          3,983                9,145
Provision for income taxes.           -          314          (314)  (j)                    -              -                    -
                             ----------   ----------   -----------               ------------     ----------         ------------
   Net income..............  $    5,398   $      468   $      (704)              $      5,162     $    3,983         $      9,145
                             ----------   ----------   -----------               ------------     ----------         ------------

Net income - limited
   partners................  $    5,022   $        -   $         -               $      3,773     $        -         $      7,944
                             ==========   ==========   ===========               ============     ==========         ============

Net income - general
   partner.................  $      376   $        -   $         -               $      1,389     $        -         $      1,201
                             ==========   ==========   ===========               ============     ==========         ============

Basic and diluted net
   income per limited
   partner  unit...........  $     1.54   $        -   $         -               $       1.16     $        -         $       1.51
                             ==========   ==========   ===========               ============     ==========         ============

Weighted average units
   outstanding.............  $    3,262   $        -   $         -               $      3,262     $        -         $      5,262
                             ==========   ==========   ===========               ============     ==========         ============

Per unit distributions -
   limited partner unit....  $     2.14   $        -   $         -               $       2.64 (m) $        -         $       2.43(m)
                             ==========   ==========   ===========               ============     ==========         ============


                                            See notes to pro forma financial statements

                                                   ATLAS PIPELINE PARTNERS, L.P.

                                           PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                                               (in thousands, except per unit data)

                             Historical   Historical   Acquisition                Pro forma       Offering            Pro forma
                                APL          APC       adjustments               consolidated    adjustment          consolidated
                             ----------   ----------   -----------               ------------    ----------          ------------
Revenues:
   Transportation and
     compression...........  $   11,816   $   43,098   $   (31,671) (d)          $     23,243     $        -         $     23,243
   Pipeline
     management
     services..............           -        2,352        (2,352) (d)                     -              -                    -
                             ----------   ----------   -----------               ------------     ----------         ------------
                                 11,816       45,450       (34,023)                    23,243              -               23,243

Costs and expenses:
   Transportation and
     compression...........       1,831            -             -                      1,831              -                1,831
   Cost of gas sold........           -       35,467       (35,467) (d)                     -              -                    -
   General and
     administrative........       1,301        5,278        (4,175) (e)                 2,404              -                2,404
   Operations and
     maintenance...........                      983           920  (e)                 1,903              -                1,903
   Depreciation and
     amortization..........       1,266        2,452          (223) (g)                 3,495              -                3,495
                             ----------   ----------   -----------               ------------     ----------         ------------
                                  4,398       44,180       (38,945)                     9,633              -                9,633
                             ----------   ----------   -----------               ------------     ----------         ------------

   Operating income........       7,418        1,270         4,922                     13,610              -               13,610
                             ----------   ----------   -----------               ------------     ----------         ------------

Other income
  (deductions):
  Interest expense.........        (212)      (2,204)       (3,524) (f)(i)             (5,940)         2,694 (l)           (3,246)
  Other....................          61          263          (263) (d)                    61              -                   61
                             ----------   ----------   -----------               ------------     ----------         ------------
                                   (151)      (1,941)       (3,787)                    (5,879)         2,694               (3,185)
                             ----------   ----------   -----------               ------------     ----------         ------------

Income (loss) before
   income taxes............       7,267         (671)        1,135                      7,731          2,694               10,425
Provision for income
   taxes ..................           -         (283)          283  (j)                     -              -                    -
                             ----------   ----------   -----------               ------------     ----------         ------------
   Net income..............  $    7,267   $     (388)  $       852               $      7,731     $    2,694         $     10,425
                             ==========   ==========   ===========               ============     ==========         ============

Net income - limited
   partners................  $    6,611   $        -   $         -               $      4,692     $        -         $      7,672
                             ==========   ----------   -----------               ============     ----------         ============

Net income - general
   partner.................  $      656   $        -   $         -               $      3,039     $        -         $      2,753
                             ==========   ----------   -----------               ============     ----------         ============

Basic and diluted net
   income per limited
   partner  unit...........  $     1.72   $        -   $         -               $       1.22     $        -         $       1.31
                             ==========   ----------   -----------               ============     ----------         ============

Weighted average units
   outstanding.............  $    3,854   $        -   $         -               $      3,854     $        -         $      5,854
                             ==========   ----------   -----------               ============     ----------         ============

Per unit distributions -
   limited partner.........  $     1.76   $        -   $         -               $       2.43 (m) $       -          $       2.11(m)
                             ==========   ----------   -----------               ============     ----------         ============

                                            See notes to pro forma financial statements

                          Atlas Pipeline Partners, L.P.
                Notes to Unaudited Pro Forma Financial Statements

A. Immediately prior to the closing, Alaska Pipeline Company ("APC") will convert from a corporation to a Delaware limited liability company ("LLC"), transfer its pipeline assets to the newly-formed LLC, and dividend all of its remaining net assets to SEMCO Energy, Inc.

B. To reflect our purchase of 100% of the interest in the LLC for $96.5 million including estimated transaction costs and the payment of $700,000 for the tower license and gas control services fees. The acquisition will be financed by a $25.0 million preferred equity mezzanine investment, a $50.0 million revolving credit facility and $20.0 million from bank borrowings under our existing credit facility. The remaining $1.5 million is funded through borrowings from our parent, which appear as an increase to accounts payable - affiliates.

C. To reflect the payment of $2.9 million of estimated financing costs which appear in the pro forma balance sheet as an increase in accounts payable - affiliates.

D. Reflects the adjustment to gas sales and transportation and compression revenue in accordance with the terms of the Special Contract for Gas Transportation to be entered into in connection with the acquisition and the elimination of APC's pipeline management services and other income. The adjustment also reflects the elimination of APC's cost of gas sold. The revenue APC earned for gas sales and the expense it recognized for the cost of gas sold are the result of an intercompany gas sales agreement with ENSTAR that requires APC to sell ENSTAR the gas volumes it purchases from gas producing entities.

E. Reflects the general and administrative costs in accordance with the terms of the Operation and Maintenance and Administrative Services Agreement to be entered into in connection with the acquisition.

F. Reflects the adjustment to interest expense resulting from the $25.0 million preferred equity (treated as debt for financial reporting purposes) bearing a fixed interest rate of 12%, the $50.0 million of new borrowings bearing an interest rate of LIBOR plus 350 basis points, assumed to be 5.37% for the six months ended June 30, 2002, 5.39% for the six months ended December 31, 2002, 4.82% for the six months ended June 30, 2003 and 4.55% for the three months ended September 30, 2003. The additional borrowings under our existing credit facility and inter-company line with our parent bear an interest rate of LIBOR plus 200 basis points, assumed to be 3.87% for the six months ended June 30, 2002, 3.89% for the six months ended December 31, 2002, 3.32% for the six months ended June 30, 2003 and 3.05% for the three months ended September 30, 2003.

G. Reflects the adjustment to depreciation expense based upon the cost of the acquired gas gathering and transmission facilities using a 33-year depreciable life and using the straight-line method.

H. Reflects the amortization of the gas control services fee on a straight line basis over the 10 year term of the contract.

I. Reflects the amortization of deferred financing costs related to the various borrowing facilities to finance the acquisition over their respective terms

J. Reflects the elimination of federal and state income taxes following the conversion of APC to LLC and its acquisition by us, a master limited partnership not subject to income taxes.

K. To reflect net proceeds of $71.0 million after offering costs of $4.9 million from the issuance of 2.0 million common units at a price of $37.95 per unit used to repay the $25.5 million preferred equity mezzanine investment including a 2% purchase premium, the $20.0 million of bank borrowings under our credit facility, $10.0 million of the acquisition credit facility and $4.4 million of borrowings from our parent. The remaining funds appear as an increase to cash. The adjustment also reflects a 2% capital contribution from our general partner in accordance with the terms of our partnership agreement.

L. Reflects the adjustment to interest expense resulting from the issuance of new common units and the repayment of debt provided to finance the acquisition.

M. Reflects the impact to limited partner distributions from adjusting our distributable cash flow.

             ALASKA PIPELINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         Historically, Alaska Pipeline's operations have consisted of three related activities:

             o The transportation of natural gas from producers in the Cook Inlet area of south-central Alaska to Alaska Pipeline's affiliate, ENSTAR Natural Gas Company, the gas distribution utility serving Anchorage, Alaska, and to other industrial and commercial users in the Anchorage area.

             o The purchase of the natural gas Alaska Pipeline transports from producers and its resale to ENSTAR.

             o Since April 2002, the provision of pipeline management services to third parties.

         Alaska Pipeline's transportation and gas purchase and sale operations are subject to regulation by the Regulatory Commission of Alaska, which we refer to as the RCA. The RCA has jurisdiction over rates for natural gas transportation and sales, construction of new facilities, pipeline extensions, abandonment of services and related matters. Historically, Alaska Pipeline has been regulated in combination with ENSTAR as a single entity. Rates and charges established by the RCA are generally designed to permit the recovery of the cost of providing a service and a return on investment.

         On September 16, 2003, Alaska Pipeline's parent, SEMCO Energy, Inc., which we refer to as SEMCO, agreed to sell its equity interest in Alaska Pipeline to Atlas Pipeline. Under the terms of the transaction, Alaska Pipeline will continue to transport natural gas from producers to ENSTAR, but will no longer purchase natural gas from producers and resell it to ENSTAR nor provide pipeline management services. In addition, following approval of the terms of the transaction by the RCA and Alaska Pipeline's acquisition by Atlas Pipeline, Alaska Pipeline's financial performance will be governed by three principal agreements with ENSTAR and SEMCO, as follows:

         o Revenues will be governed by both a Special Contract for Gas Transportation with ENSTAR and a Gas Transmission Agreement with
             SEMCO:

             o Under the Special Contract for Gas Transportation, ENSTAR will pay Alaska Pipeline a monthly capacity reservation fee of $943,000 plus $.075 per mcf of natural gas transported. During 2002, Alaska Pipeline transported an average of 130,000 mcf per day.

             o Under the Gas Transmission Agreement, if the RCA approves rates and charges for Alaska Pipeline that are less than those called for under the Special Contract for Gas Transportation, SEMCO will pay Alaska Pipeline the difference.

         o Expenses, to a significant extent, will be affected by the Operation and Maintenance and Administrative Services Agreement under which ENSTAR will operate and maintain Alaska Pipeline's pipeline system for at least five years. Alaska Pipeline will pay ENSTAR $334,000 per month for its services, subject to an inflation-based adjustment in the fourth and fifth contract years. This fee includes normal maintenance expenditures, but excludes expenditures that are capitalized costs.

         Since its acquisition by SEMCO in 1999, Alaska Pipeline has generated its cash resources from operations. It has typically used its cash to fund working capital deficits, maintenance costs and long-term capital expenditures. In addition, because SEMCO allocated to Alaska Pipeline a portion of the borrowings SEMCO used to acquire it in 1999, cash has also been used to pay debt service. Alaska Pipeline will have no obligation for SEMCO's borrowings following its acquisition by Atlas Pipeline.

         As a result of Alaska Pipeline's post-acquisition concentration on natural gas transportation, the post-acquisition agreements with ENSTAR and SEMCO, and the release of Alaska Pipeline from its obligations with respect to SEMCO's borrowings, Alaska Pipeline believes that its historical financial condition and results of operations, which are discussed in the remainder of this section, will not be indicative of its post-acquisition financial performance. For financial data for Alaska Pipeline for the nine months ended September 30, 2003 and the year ended December 31, 2002, as adjusted to give effect to its acquisition by us as if the acquisition had occurred on the dates indicated, see "Unaudited Pro Forma Financial Information."

General

         Revenues. ENSTAR is Alaska Pipeline's only gas transportation customer and, as a result, the sole source of its gas sale and transportation revenues. Alaska Pipeline recognizes gas sales and transportation revenue at the time the natural gas it purchases for sale to ENSTAR is transported through Alaska Pipeline's system to ENSTAR's system. Alaska Pipeline has earned revenue from ENSTAR under an intercompany gas sales agreement that compensates Alaska Pipeline for the cost and transportation of the purchased gas. This agreement will be terminated upon completion of Alaska Pipeline's acquisition by Atlas Pipeline. Under the terms of the current agreement, Alaska Pipeline earns revenue only on the volume of gas sold to ENSTAR and, as a result, Alaska Pipeline is not compensated for volumes transported to ENSTAR's system that do not involve a sale of gas directly to ENSTAR. These volumes have been transported principally for sale by ENSTAR to two industrial customers and one electric utility. Following Alaska Pipeline's acquisition by Atlas Pipeline, all of the gas Alaska Pipeline transports will be subject to the transportation and transmission agreements with ENSTAR and SEMCO referred to in "--Overview," above. Because Alaska Pipeline and ENSTAR are viewed as one entity by the RCA for purposes of rate making, regulatory review of the revenue from ENSTAR to compensate Alaska Pipeline for transportation service has not been necessary.

         Alaska Pipeline also receives revenues from its pipeline services subsidiary, NORSTAR, which began business in April 2002. NORSTAR generates all its revenue from unaffiliated customers. Under the terms of Alaska Pipeline's acquisition by Atlas Pipeline, ENSTAR will retain NORSTAR.

         Costs and Expenses. Alaska Pipeline's principal expenses have been the cost of the natural gas it purchases and, since the formation of NORSTAR, the cost of producing its pipeline services. Alaska Pipeline has gas purchase contracts with several entities, which are all approved by the RCA. The price of gas Alaska Pipeline purchases under these contracts is adjusted annually based on factors such as the price of certain traded oil futures, certain natural gas futures and other inflationary measures. ENSTAR will assume these contracts following Atlas Pipeline's acquisition of Alaska Pipeline, and Alaska Pipeline will have no further obligations under them.

         Seasonality. Alaska Pipeline's business is seasonal in nature; it depends on the winter months for the majority of its operating revenue. As a result, a substantial portion of Alaska Pipeline's annual income is earned during the first and fourth quarters of the year. Therefore, the results of operations for the nine months ended September 30, 2003 and 2002 are not necessarily indicative of results for a full year.

         Growth of Customer Base. ENSTAR and, as a result, Alaska Pipeline, are affected by the number of residential, commercial, industrial and electric utility customers served by ENSTAR. Since 1990, the Anchorage area has experienced an average annual population growth of 1.6%. Alaska Pipeline believes that this growth will positively affect ENSTAR's gas demand and, consequently, the volume of gas Alaska Pipeline transports for ENSTAR and the revenue Alaska Pipeline can earn.

Results of Operations

--------------------------------------------------- -------------------------------- ---------------------------------------------
                                                          Nine months ended                          Years ended
                                                             September 30,                           December 30,
                                                    -------------------------------- ---------------------------------------------
--------------------------------------------------- -------------- ----------------- -------------- --------------- --------------
                                                        2003             2002            2002            2001           2000
                                                    ------------     ------------    ------------    ------------   ------------
--------------------------------------------------- -------------- ----------------- -------------- --------------- --------------
--------------------------------------------------- -------------- ----------------- -------------- --------------- --------------
Gas sales and transportation revenues................ $43,097,681       $47,381,481    $67,852,910     $69,083,247    $50,330,051
--------------------------------------------------- -------------- ----------------- -------------- --------------- --------------
Average daily throughput volumes (mcf) (1)...........     144,309           129,927        130,495         129,141        128,841
--------------------------------------------------- -------------- ----------------- -------------- --------------- --------------
Percent colder (warmer) than normal (2) .............     (10.5%)            (0.7%)         (7.8%)          (3.0%)         (5.4%)
--------------------------------------------------- -------------- ----------------- -------------- --------------- --------------
Number of degree days (2) ...........................       5,811             6,492          9,392          10,033          9,753
-------------------------- ------------------------ -------------- ----------------- -------------- --------------- --------------

--------------------
(1) Includes fuel used in operations and unaccounted line loss, both of which were allocated to ENSTAR.

(2) Alaska Pipeline determines the percent that weather is warmer or colder than normal for a particular period by computing the deviation of actual degree days for that period from the average of degree days during the same periods in the prior 15 years and dividing the deviation by such 15-year average. Degree days are a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of that period.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

         Revenues. Alaska Pipeline's gas sales and transportation revenue decreased to $43,097,681 in the nine months ended September 30, 2003 from $47,381,481 in the nine months ended September 30, 2002. The decrease of $4,283,800 (9.0%) resulted primarily from a decrease in the volume of gas sales to ENSTAR as a result of warmer temperatures during the nine months ended September 30, 2003, compared to the nine months ended September 30, 2002, and a $0.07 per mcf decrease in the average cost of gas purchased by Alaska Pipeline and passed through to ENSTAR. Total volumes transported increased, however, due to increased usage by the industrial and electric utility customers referred to in "--General--Revenues," above.

         Alaska Pipeline's NORSTAR subsidiary had pipeline management service revenue of $2,352,365 for the nine months ended September 30, 2003, compared to $319,598 for the nine months ended September 30, 2002. The increase was principally because NORSTAR had a full nine months of operations in the 2003 period as compared to five months operations in the prior year period following its commencement of operations in April 2002. NORSTAR's revenues were substantially offset by its costs in providing service, referred to in "--Cost and Expenses," below.

         Costs and Expenses. Alaska Pipeline's cost of gas sold decreased to $35,466,112 in the nine months ended September 30, 2003 as compared to $39,086,921 in the nine months ended September 30, 2002, a decrease of $3,620,809 (9.3%). During the nine months ended September 30, 2003, Alaska Pipeline purchased 14,577,450 mcf of gas at an average cost of $2.44 per mcf as compared to 15,608,164 mcf purchased at an average cost of $2.52 per mcf during the nine months ended September 30, 2002. The decrease in the cost of gas sold was due primarily to a decrease in the oil futures index used to price the natural gas Alaska Pipeline purchased under its RCA-approved gas supply contracts.

         Alaska Pipeline's operations and maintenance expense increased to $982,803 in the nine months ended September 30, 2003, compared to $955,142 in the prior year period. The increase of $27,661 (2.9%) was primarily due to normal cost increases and increases in the level of its maintenance activities.

         Alaska Pipeline's general and administrative expenses increased to $5,278,201 in the nine months ended September 30, 2003, as compared to $2,914,125 in the nine months ended September 30, 2002, an increase of $2,364,076 (81.1%). However, $2,225,860 of the increase were expenses incurred by NORSTAR, which relate to the pipeline management service revenue referred to above. The remainder of the increase, $138,216, was due primarily to an increase in insurance costs and property taxes.

         Alaska Pipeline's depreciation expense decreased to $2,452,390 in the nine months ended September 30, 2003 as compared to $2,514,239 in the nine months ended September 30, 2002, a decrease of $61,849 (2.5%). This decrease was primarily caused by certain assets reaching the end of their depreciable lives and, to a lesser extent, the retirement of certain assets.

         Alaska Pipeline's interest expense decreased to $2,172,848 in the nine months ended September 30, 2003 as compared to $2,259,900 in the nine months ended September 30, 2002. This decrease of $87,052 (3.9%) resulted from lower interest rates on the $35.9 million of SEMCO's long-term debt allocated to Alaska Pipeline, from which Alaska Pipeline will be released following its acquisition by Atlas Pipeline. Alaska Pipeline's average interest rate for the nine months ended September 30, 2003 was 8.07% as compared to an average rate of 8.39% during the comparable prior period.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

         Revenues. Alaska Pipeline's gas sales and transportation revenue decreased to $67,852,910 in the year ended December 31, 2002 from $69,083,247 in the year ended December 31, 2001. The decrease of $1,230,337 (1.8%) resulted from a decrease in volumes of gas sold to ENSTAR due to warmer weather in Alaska Pipeline's operating area reducing the heating demand for natural gas, partially offset by increased demand due to ENSTAR's growing customer base, and a $0.09 per mcf increase in the average cost of gas Alaska Pipeline purchased and passed through to ENSTAR. Volumes transported increased, however, due to increased usage by the industrial and electric utility customers referred to in "--General--Revenues," above.

         In the year ended December 31, 2002, Alaska Pipeline's NORSTAR subsidiary began operations and generated pipeline management service revenue of $562,109. This revenue was more than offset by the costs of providing its services, referred to in "--Cost and Expenses," below.

         Costs and Expenses. Alaska Pipeline's cost of gas sold decreased to $56,148,644 in the year ended December 31, 2002 as compared to $56,620,021 in the year ended December 31, 2001, a decrease of $471,377 (0.8%). During the year ended December 31, 2002, Alaska Pipeline purchased and sold 22,381,547 mcf of gas at an average cost of $2.50 per mcf as compared to 23,226,437 mcf purchased and sold at an average cost of $2.43 per mcf during the year ended December 31, 2001. The increase was due primarily to an increase in the oil futures index used to price the natural gas Alaska Pipeline purchases under its RCA-approved gas supply agreements.

         Alaska Pipeline's operations and maintenance expense increased to $1,273,348 in 2002 as compared to $1,232,789 in 2001. The increase of $40,557
(3.3%) was due to the increased cost of providing system maintenance and an increased level of maintenance activity.

         Alaska Pipeline's general and administrative expenses increased to $3,808,055 in the year ended December 31, 2002 as compared to $3,105,009 in the year ended December 31, 2001, an increase of $703,046 (22.6%). However, $589,961 of the increase were expenses incurred by NORSTAR which relate to the pipeline management service revenue discussed above. The remainder of the increase, $113,085, was due primarily to an increase in employee benefit costs.

         Alaska Pipeline's depreciation and amortization expense decreased to $3,349,051 in the year ended December 31, 2020 as compared to $4,591,050 in the year ended December 31, 2001, a decrease of $1,241,999 (27.1%). This decrease was primarily the result of ceasing the amortization of goodwill during the year ended December 31, 2002 because of the adoption of SFAS No. 142 as further discussed in Note 1 of the Notes to the Financial Statements.

         Alaska Pipeline's interest expense decreased to $3,013,200 in the year ended December 31, 2002 as compared to $3,586,510 in the year ended December 31, 2001. This decrease of $573,310 (16.0%) resulted from a reduction in average long-term debt owed to SEMCO as a result of a $16.0 million paydown during 2001, partially offset by an increase in interest rates on such debt. Alaska Pipeline's average interest rate for the year ended December 31, 2002 was 8.39% on an average outstanding debt balance of $35.9 million as compared to an average rate of 8.17% on an average outstanding debt balance of $43.9 million during the comparable prior period.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

         Revenues. Alaska Pipeline's gas sales and transportation revenue increased to $69,083,247 in the year ended December 31, 2002 from $50,330,051 in the year ended December 31, 2001. The increase of $18,753,196 (37.3%) was due primarily to a $0.74 per mcf increase in the cost of gas Alaska Pipeline purchased and passed through to ENSTAR and an increase in the volume of gas sales to ENSTAR as a result of ENSTAR's growing customer base and slightly colder temperatures.

         Costs and Expenses. Alaska Pipeline's cost of gas sold increased to $56,620,021 in the year ended December 31, 2001 as compared to $38,222,548 in the year ended December 31, 2000, an increase of $18,397,473 (48.1%). During the year ended December 31, 2001, Alaska Pipeline purchased and sold 23,226,437 mcf of gas at an average cost of $2.43 per mcf as compared to 22,543,972 mcf purchased and sold at an average cost of $1.69 per mcf during the year ended December 31, 2000. The increase in the cost of gas sold was due primarily to an increase in the oil futures index used to price the natural gas Alaska Pipeline purchases under its RCA-approved gas supply agreements.

         Alaska Pipeline's operations and maintenance expense increased to $1,232,789 in 2001 as compared to $1,155,438 in 2000. The increase of $77,351
(6.7%) was primarily due to normal cost increases and an increase level of system maintenance, oil recovery and system control activities.

         Alaska Pipeline's general and administrative expenses decreased to $3,105,009 in the year ended December 31, 2001 as compared to $3,278,097 in the year ended December 31, 2000, a decrease of $173,088 (5.3%). This decrease was due primarily to an increase in the level of general and administrative expenses allocated to capital projects.

         Alaska Pipeline's depreciation and amortization expense decreased to $4,591,050 in the year ended December 31, 2001 as compared to $4,743,636 in the year ended December 31, 2000, a decrease of $152,586 (3.2%). This decrease was due primarily to certain assets reaching the end of their depreciable lives.

         Alaska Pipeline's interest expenses decreased to $3,586,510 in the year ended December 31, 2001 as compared to $5,058,543 in the year ended December 31, 2000. This decrease of $1,472,033 (29.1%) resulted from a reduction in average long-term debt allocated to Alaska Pipeline following a $16.0 million paydown during 2001 and a decrease in interest rates on such debt. Alaska Pipeline's average interest rate for the year ended December 31, 2001 was a 8.17% on an average outstanding debt balance of $43.9 million as compared to an average rate of 9.75% on an average outstanding debt balance of $51.9 million during the comparable prior period.

Liquidity and Capital Resources

         Since its acquisition by SEMCO in 1999, Alaska Pipeline's principal cash requirement, in addition to operating, maintenance and capital expenses, has been payment of debt service on Alaska Pipeline's allocation of SEMCO's acquisition debt. SEMCO will satisfy this debt from proceeds of Atlas Pipeline's acquisition of Alaska Pipeline and, accordingly, Alaska Pipeline will have no outstanding debt immediately following its acquisition by Atlas Pipeline.

         Alaska Pipeline incurred capital expenditures of $654,740 in the nine months ended September 30, 2003 and $553,805 in the year ended December 31, 2002, as compared to $282,428 in the nine months ended September 30, 2002, and $989,108 and $1,513,756 in the years ended December 31, 2001 and 2000, respectively. These capital expenditures generally consisted of maintenance, upgrades and expansion of Alaska Pipeline's system. As of September 30, 2003, Alaska Pipeline had no capital expense commitments; however, it anticipates an expenditure of $5.2 million during the fourth quarter of 2004 or the first quarter of 2005 for the replacement of a section of its system underneath the Susitna River. Alaska Pipeline's capital expenditures could increase materially if unforeseen or uninsured deterioration of its system occurs.

Inflation and Changes in Prices

         Historically, inflation has affected Alaska Pipeline's operating expenses. Increases in those expenses have not necessarily been offset by increases in Alaska Pipeline's transportation fees although, due to relatively moderate inflation rates generally experienced in its operating area, the effect of inflation on Alaska Pipeline has not been material during the past three years. Although Alaska Pipeline's operating cost structure is fixed for at least the first three years following the Atlas Pipeline acquisition under its agreement with ENSTAR, its capital expenditure costs and its costs of operation once the ENSTAR agreement expires could be affected by inflation. Moreover, ENSTAR's fee under the operation, maintenance and administrative services agreement to be entered into with Alaska Pipeline provides for an inflation-based adjustment in the fourth and fifth contract years. Alaska Pipeline cannot predict the future effect that inflation may have on it. In addition, the value of Alaska Pipeline's system has been and will continue to be affected by changes in the demand and availability of natural gas in its operating area which are subject to fluctuations which Alaska Pipeline is unable to control or accurately predict.

Environmental Regulation

         A continuing trend to greater environmental and safety awareness and increasing environmental regulation has generally resulted in higher operating costs for the oil and gas industry. Alaska Pipeline monitors environmental and safety laws and believes it is in compliance with applicable environmental laws and regulations. To date, compliance with environmental laws and regulations has not had a material impact on Alaska Pipeline's capital expenditures, earnings or competitive position. However, compliance with environmental laws and regulations may, in the future, materially adversely affect Alaska Pipeline's operations through increased costs of doing business or restrictions on the manner in which Alaska Pipeline conducts its operations.

Contractual Obligations and Commercial Commitments

         In addition to the allocation of the debt SEMCO incurred in acquiring Alaska Pipeline, Alaska Pipeline currently has purchase obligations under its gas supply contracts. As previously discussed, upon Atlas Pipeline's acquisition of Alaska Pipeline, it will be released from the debt and ENSTAR will assume its gas supply contracts. Post-acquisition, Alaska Pipeline's sole commitment will be its five-year commitment to ENSTAR under the previously discussed operation, maintenance and administrative services agreement. While ENSTAR is obligated to provide any capital maintenance or expansion services requested by Alaska Pipeline and will be reimbursed at ENSTAR's cost for those services, Alaska Pipeline has the right to use other companies for those projects.

Critical Accounting Policies and Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Alaska Pipeline to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of actual revenues and expenses during the reporting period. Although Alaska Pipeline believes its estimates are reasonable, actual results could differ from those estimates. Alaska Pipeline has summarized its significant accounting policies in Note 2 to its consolidated financial statements. The critical accounting policies and estimates that it has identified are discussed below.

Revenue and Expenses

         Alaska Pipeline routinely makes accruals for both revenues and expenses due to the timing of receiving information from third parties and reconciling its records with those of third parties. Alaska Pipeline has determined these estimates using available market data and valuation methodologies. Alaska Pipeline believes its estimates for these items are reasonable; however, actual amounts may vary from estimated amounts.

Depreciation and Amortization

         Alaska Pipeline calculates its depreciation based on the estimated useful lives and salvage values of its assets. However, factors such as usage, equipment failure, competition, regulation or environmental matters could cause it to change its estimates, thus impacting the future calculation of depreciation and amortization.

Impairment of Assets

         In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, Alaska Pipeline determines if its long-lived assets are impaired by comparing the carrying amount of an asset or group of assets with the estimated future cash flows associated with such asset or group of assets. If the carrying amount is greater than the estimated future cash flows, Alaska Pipeline recognizes an impairment loss in the amount of the excess, if any, of carrying amount over the fair value of the asset or group assets.

Goodwill

         At September 30, 2003, Alaska Pipeline had $46.5 million of goodwill, all of which relates to the acquisition of its pipeline assets on November 1, 1999, net of $2.7 million in accumulated amortization. In accordance with SFAS No. 144, since January 1, 2002, Alaska Pipeline has not amortized its goodwill. Alaska Pipeline tests its goodwill for impairment each year. Alaska Pipeline's test during 2002 resulted in a determination that goodwill had not been impaired. This goodwill will be extinguished upon acquisition by Atlas Pipeline.

Recently Issued Financial Accounting Standards

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The adoption of SFAS 143 as of January 1, 2003 did not have a material impact on Alaska Pipeline's results of operations or financial position.

         In April 2002, SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. SFAS 145 rescinds the automatic treatment of gains and losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects similar to a sale-leaseback transaction and makes various corrections to existing pronouncements. The provisions of this statement are effective for financial statements issued by us in 2003. The adoption of SFAS 145 as of January 1, 2003 did not have a material impact on Alaska Pipeline's results of operations or financial position.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses significant issues relating to the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, and nullifies the guidance in Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on Alaska Pipeline's results of operations or financial position.

Quantitative and Qualitative Disclosures About Market Risk

         All of Alaska Pipeline's assets and liabilities are denominated in U.S. dollars, and as a result, it does not have exposure to currency exchange risks.

         Alaska Pipeline does not engage in any interest rate, foreign currency exchange rate or commodity price-hedging transactions, and as a result, it does not have exposure to derivatives risk.

         Alaska Pipeline's major market risk exposure is in the volume of gas that it transports. That volume is a function of the demand from ENSTAR's residential, industrial and commercial customers. Additionally, availability of gas from producers connected to Alaska Pipeline's system may, from time to time, be a limiting factor in the amount of gas it transports. Alaska Pipeline's revenue is ultimately dependent on the volume of gas it transports.

         Market risk inherent in Alaska Pipeline's debt is the potential change arising from increases or decreases in interest rates in the general market place and the rates SEMCO, Alaska Pipeline's parent company, charges it. Changes in interest rates usually do not affect the fair value of variable rate debt, but may affect Alaska Pipeline's earnings and cash flows. At September 30, 2003, Alaska Pipeline had $35.9 million in total debt outstanding, which bore interest at an average effective rate of 6.05%. At September 30, 2003, the interest rate was 8.07%. At September 30, 2003 and 2002, respectively, a hypothetical 10% change in the average interest rate applicable to this debt would result in a change of approximately $122,000 and $91,000 in Alaska Pipeline's annual net income and would not affect the market value of this debt. Alaska Pipeline will not be obligated on this debt following its acquisition by Atlas Pipeline.

                               THE SPECIAL MEETING

Location and Time

         The special meeting of the unitholders of Atlas Pipeline Partners, L.P. will be held at The Philadelphia Art Alliance, 251 South 18th Street, Philadelphia, Pennsylvania, on Wednesday, February 11, 2004 at 9:00 a.m., local time. We do not expect representatives of our independent public accountants, Grant Thornton, LLP, to be present at the meeting.

Outstanding Units

         As of the record date, we had 2,713,659 common units outstanding, held of record by approximately 74 persons, and 1,641,026 subordinated units held of record by our general partner. Each record holder has one vote for each unit held.

Voting of Proxies

            You may vote in person at the special meeting or by proxy. To ensure your representation at the meeting, we recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting; however, mere attendance at the meeting will not revoke your proxy.

         Voting instructions are included on the proxy card. If you properly give your proxy and submit it to us in time to vote, the persons named as your proxies will vote your units as you have directed. You may vote for or against the proposals set forth on the proxy card and described in this document or abstain from voting. If you sign and return a proxy card but do not make a specific choice as to how to vote, the persons named in the proxy will vote "FOR" each of the proposals. Not returning a completed proxy card, or otherwise abstaining, and broker non-votes will have the same effect as a vote against the proposals.

Revocability of Proxies

         You may revoke your proxy before it is voted by:

         o   submitting a new proxy with a later date,

         o notifying the secretary of our general partner in writing before the special meeting that you have revoked your proxy, or

         o   voting in person at the special meeting.

         If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting.

Solicitation of Proxies

         We may solicit proxies through managing board members or officers of our general partner or its affiliates either personally, by letter or by telephone. We will not compensate any of these persons specifically for soliciting proxies. We have retained D.F. King & Co., Inc. to act as information agent. The information agent may contact unitholders by mail, telephone and personal interviews and may request brokers, dealers and other nominee unitholders to forward materials relating to the offer to beneficial owners. We will pay the information agent reasonable and customary compensation for its services, reimburse it for reasonable out-of-pocket expenses and will indemnify it against certain liabilities in connection with the proxy solicitation, including liabilities under federal securities laws. We do not expect the cost of the independent agent to exceed $35,000. We expect to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy solicitation materials for beneficial owners of common units.

No Appraisal Rights

         Common unitholders who object to the proposals will not have appraisal, dissenters' or similar rights under Delaware law or our partnership agreement, nor will such rights be voluntarily accorded to common unitholders by us. These rights would permit a common unitholder to seek a judicial determination of the fair value of his or her common units and to compel the purchase of his or her common units for cash in that amount. If the proposals described in this proxy statement are approved as described in this proxy statement, that approval will be binding on all unitholders, and objecting common unitholders will have no alternative other than selling their units if they dissent from them.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of common or subordinated units beneficially owned, as of December 31, 2003, by:

         o each person who, to our knowledge, beneficially owns 5% or more of either our common or subordinated units,

         o   each of the present managing board members of our general partner,

         o   each of the executive officers of our general partner, and

         o all of the present executive officers and managing board members of our general partner as a group.

The subordinated units listed opposite the name of each managing board member and executive officer of our general partner represent subordinated units owned by our general partner. By reason of their position as managing board members or executive officers of our general partner, such persons may be deemed to have shared voting and investment power over the subordinated units. The address of our general partner, its executive officers and managing board members is 311 Rouser Road, Moon Township, Pennsylvania 15108.

                                                        Percentage of     Subordinated        Percentage of
                                                         common units         units         subordinated units
                                       Common units      beneficially       beneficially       beneficially
                                    beneficially owned      owned              owned              owned
                                    ------------------   ------------     -------------     ------------------
Name of beneficial owner
------------------------
Atlas Pipeline Partners GP                  -                  -              1,641,026            100%
Edward E. Cohen                             -                  -              1,641,026            100%
Steven J. Kessler                           -                  -              1,641,026            100%
Jonathan Z. Cohen                           1,277              *              1,641,026            100%
Michael L. Staines                          -                  -              1,641,026            100%
William R. Bagnell                          -                  -              1,641,026            100%
Donald W. Delson                            -                  -              1,641,026            100%
Tony C. Banks                               -                  -              1,641,026            100%
Murray S. Levin                             -                  -              1,641,026            100%
Executive officers and managing
board members as a group (8 persons)        1,277              *              1,641,026            100%

---------------------------
     *   Less than 1%.

                             EXECUTIVE COMPENSATION

Executive Compensation

         We do not directly compensate the executive officers of our general partner. Rather, Resource America and its affiliates allocate the compensation of the executive officers between activities on behalf of our general partner and us and activities on behalf of itself and its affiliates based upon an estimate of the time spent by such persons on activities for us and for Resource America and its affiliates, and we reimburse our general partner for the compensation allocated to us. The compensation allocation was $301,066 and $299,821 for the years ended December 31, 2002 and 2001, respectively. The following table sets forth the compensation allocation since we commenced operations for our general partner's Chief Executive Officer and President. No other executive officer of the general partner received an allocation of aggregate salary and bonus in excess of $100,000 during the periods indicated.

                           Summary Compensation Table

-------------------------------------------------------------- ---------- ------------ ---------------------

-------------------------------------------------------------- ---------- ------------ ---------------------
Name and principal position                                      Year         Salary   Bonus
---------------------------                                      ----      ----------  -----------------
-------------------------------------------------------------- ---------- ------------ ---------------------
Edward E. Cohen, Chairman of the Managing Board and              2002         $ 0      $   0
Chief Executive Officer                                          2001           0          0
                                                                 2000           0          0

-------------------------------------------------------------- ---------- ------------ ---------------------

Michael L. Staines, President, Chief Operating Officer and       2002      $  169,979    $28,058
Managing Board Member
-------------------------------------------------------------- ---------- ------------ ---------------------
                                                                 2001         193,500      0
-------------------------------------------------------------- ---------- ------------ ---------------------
                                                                 2000         114,000      0
-------------------------------------------------------------- ---------- ------------ ---------------------

Compensation of Managing Board Members

         Our general partner does not pay additional remuneration to officers or employees of Resource America who also serve as managing board members. Each non-employee managing board member receives an annual retainer of $6,000 together with $1,000 for each board meeting attended, $1,000 for each committee meeting attended where he is chairman of the committee and $500 for each committee meeting attended where he is not chairman. In addition, our general partner reimburses each non-employee board member for out-of-pocket expenses in connection with attending meetings of the board or committees. We reimburse our general partner for these expenses and indemnify our general partner's managing board members for actions associated with being managing board members to the extent permitted under Delaware law.

Compensation Committee Interlocks and Insider Participation

         Neither we nor the managing board of our general partner has a compensation committee. Compensation of the personnel of Resource America and its affiliates who provide us with services is set by Resource America and such affiliates. The independent members of the managing board of our general partner, however, do review the allocation of the salaries of such personnel for purposes of reimbursement.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total unitholder return on our common units with the cumulative total return of two other stock market indices: AMEX U.S. and AMEX Natural Resources.

   Comparison of cumulative total return since commence trading on January 28,
                2000 including reinvestment of all distributions




                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                      1/28/2000     12/31/2000     12/31/2001     12/31/2002
                                      ---------     ----------     ----------     ----------
Amex US                                100.000        95.637          89.007        72.786
Amex Natural Resources                 100.000       146.832         119.902       135.314
Atlas Pipeline Partners, L.P.          100.000       161.904         219.620       249.236




                     UNITHOLDER PROPOSALS AT FUTURE MEETINGS

         We do not hold annual or other regular meetings of unitholders. Special meetings of unitholders may be called by our general partner or by limited partners owning 20% or more of the outstanding limited partner interests. Limited partner proposals to be presented at any future meeting of the limited partners must be received by us at a reasonable time before our solicitation of proxies for the meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. Pursuant to Section
13.2 of our partnership agreement, amendments to our partnership agreement may be proposed only by our general partner or with the consent of our general partner, which consent may be given or withheld in our general partner's sole discretion. Furthermore, limited partners are not permitted to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners' limited liability under Delaware law or the law of any other state in which we are qualified to do business.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this proxy statement.

         We incorporate the following documents by reference in this proxy statement:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

         o our Quarterly Reports on Form 10-Q for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003; and

         o   our Current Report on Form 8-K filed on September 16, 2003.

         You may obtain a copy of these filings without charge by writing or calling us at:

                               Investor Relations
                          Atlas Pipeline Partners, L.P.
                                 311 Rouser Road
                                  P.O. Box 611
                        Moon Township, Pennsylvania 15108
                                 (412) 262-2830

We will respond to your request by mailing the requested materials by first class mail within one business day.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

         Please direct questions and requests for assistance regarding this proxy solicitation to:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005

                 Banks and brokers call collect: (212) 269-5550
                    All others call toll free: (800) 758-5880

                                   APPENDIX A
                  ALASKA PIPELINE COMPANY FINANCIAL STATEMENTS

              INDEX TO ALASKA PIPELINE COMPANY FINANCIAL STATEMENTS


Alaska Pipeline Company Consolidated Financial Statements:
         Report of Independent Certified Public Accountants ..................................  A-3
         Consolidated Balance Sheets as of December 31, 2002 and 2001 ........................  A-4
         Consolidated Statements of Operations for the years ended December 31,
             2002, 2001 and 2000 .............................................................  A-5
         Consolidated Statements of Shareholders' Equity for the years ended
             December 31, 2002, 2001 and 2000 ................................................  A-6
         Consolidated Statements of Cash Flows for the years ended December 31,
             2002, 2001 and 2000 .............................................................  A-7
         Notes to Consolidated Financial Statements...........................................  A-8

Alaska Pipeline Company Unaudited Consolidated Financial Statements:
         Introduction ........................................................................  A-18
         Consolidated Balance Sheet as of September 30, 2003 and 2002 ........................  A-19
         Consolidated Statements of Income for the nine months ended
             September 30, 2003 and 2002 .....................................................  A-20
         Consolidated Statements of Changes in Shareholders' Equity for the
             nine months ended September 30, 2003 and 2002 ...................................  A-21
         Consolidated Statements of Cash Flows for the nine months ended
             September 30, 2003 and 2002 .....................................................  A-22



               Report of Independent Certified Public Accountants



Shareholder
Alaska Pipeline Company

We have audited the accompanying consolidated balance sheets of Alaska Pipeline Company and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alaska Pipeline Company and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, effective January 1, 2002, Alaska Pipeline Company changed its method of accounting related to goodwill in accordance with the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.


                                                     /s/ GRANT THORNTON LLP



Cleveland, Ohio
October 31, 2003

                                                   Alaska Pipeline Company



                                                 CONSOLIDATED BALANCE SHEETS

                                                                                                   December 31,
                                                                                       ---------------------------------
                                                                                            2002                 2001
                                                                                       --------------         ----------
                                      ASSETS
Current assets:
   Cash............................................................                   $        99,407         $            -
   Notes receivable - affiliates...................................                         6,346,451              2,918,666
   Accounts receivable - trade.....................................                           203,019                      -
   Prepaid expenses................................................                           131,691                155,130
                                                                                      ---------------         --------------
         Total current assets......................................                         6,780,568              3,073,796
                                                                                      ---------------         --------------

Property, plant and equipment:
   Plant in service, at cost.......................................                        58,152,685             57,598,880
   Less - accumulated depreciation.................................                        10,841,245              7,492,194
                                                                                      ---------------         --------------
         Net property and equipment................................                        47,311,440             50,106,686
                                                                                      ---------------         --------------

Deferred charges and other assets:
   Goodwill (net of accumulated amortization of $2,661,605)........                        46,472,348             46,472,348
   Unamortized debt expense, net...................................                           306,940                352,031
                                                                                      ---------------         --------------
                                                                                           46,779,288             46,824,379
                                                                                      ---------------         --------------
Total Assets.......................................................                   $   100,871,296         $  100,004,861
                                                                                      ===============         ==============

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities........................                   $     7,674,537         $    9,299,154

Deferred credit and other liabilities
   Accumulated deferred income taxes...............................                         5,440,065              3,416,862

Long-term debt - affiliate.........................................                        35,900,000             35,900,000

Shareholders' equity:
   Common stock 2,850,000 shares authorized; 1,900,500 shares
     issued and outstanding, $1 par value..........................                         1,900,500              1,900,500
   Capital surplus.................................................                        49,841,297             49,841,297
   Retained earnings (deficit).....................................                           114,897               (352,952)
                                                                                      ---------------         --------------
      Total shareholders' equity...................................                        51,856,694             51,388,845
                                                                                      ---------------         --------------
       Total  liabilities and shareholders' equity...............                     $   100,871,296         $  100,004,861
                                                                                      ===============         ==============

          The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                                   Alaska Pipeline Company



                                            CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             For the years ended December 31,
                                                             ---------------------------------------------------------
                                                                  2002                    2001                 2000
                                                             --------------          --------------          ---------
Operating revenues:
  Gas sales and transportation............                    $  67,852,910           $  69,083,247          $   50,330,051
  Pipeline management services............                          562,109                       -                       -
                                                              --------------          -------------          --------------
                                                                 68,415,019              69,083,247              50,330,051
                                                              -------------           -------------          --------------

Operating expenses:
  Cost of gas sold....................................           56,148,644              56,620,021              38,222,548
  Operations and maintenance..............                        1,273,348               1,232,789               1,155,438
  General and administrative..........................            3,808,055               3,105,009               3,278,097
  Depreciation and amortization...........                        3,349,051               4,591,050               4,743,636
                                                              -------------           -------------          --------------
                                                                 64,579,098              65,548,869              47,399,719
                                                              -------------           -------------          --------------

Operating income..........................                        3,835,921               3,534,378               2,930,332
                                                              -------------           -------------          --------------

Other income (deductions):
  Interest expense........................                       (3,013,200)             (3,586,510)             (5,058,543)
  Amortization of debt expense............                          (45,091)                (54,984)               (242,906)
  Other...................................                            4,098                  25,233                  22,266
                                                              -------------           -------------          --------------
                                                                 (3,054,193)             (3,616,261)             (5,279,183)
                                                              -------------           -------------          --------------

Income (loss) before income taxes.........                          781,728                 (81,883)             (2,348,851)
Income tax (benefit)..................................              313,879                  30,431                (966,061)
                                                              -------------           -------------          --------------
Net income (loss).....................................        $     467,849           $    (112,314)         $   (1,382,790)
                                                              =============           =============          ==============







          The accompanying notes to the consolidated financial statements are an integral part of these statements.

                             Alaska Pipeline Company
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 2002, 2001 and 2000


                                                 Common stock                 Additional          Retained           Total
                                      -----------------------------------       paid-in           earnings       shareholders'
                                        Shares              Amount              capital           (deficit)         equity
                                      --------------- ------------------- ------------------ ----------------- ----------------
Balance at January 1, 2000            1,900,500        $  1,900,500         $   49,841,297    $   1,142,152     $ 52,883,949
  Net loss........................            -                   -                      -       (1,382,790)      (1,382,790)
                                      ---------        ------------         --------------    -------------     ------------

Balance at December 31, 2000          1,900,500           1,900,500             49,841,297         (240,638)      51,501,159
  Net loss........................            -                   -                      -         (112,314)        (112,314)
                                      ---------        ------------         --------------    -------------     ------------

Balance at December 31, 2001          1,900,500           1,900,500             49,841,297         (352,952)      51,388,845
  Net income......................            -                   -                      -          467,849          467,849
                                      ---------        ------------         --------------    -------------     ------------

Balance at December 31, 2002          1,900,500        $  1,900,500         $   49,841,297    $     114,897     $ 51,856,694
                                      =========        ============         ==============    =============     ============

















            The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                          Alaska Pipeline Company
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                For the years ended December 31,
                                                     ----------------------------------------------------
                                                           2002             2001                2000
                                                     ---------------  ---------------    ----------------
Cash flows from operating activities:
  Net income (loss)..............................     $   467,849      $    (112,314)      $  (1,382,790)
  Adjustments to reconcile net income
      (loss) to net cash (used in)
      provided by operating activities:
  Depreciation and amortization..................       3,394,142          4,646,034           4,986,542
  Deferred income tax expense..                         2,023,203          1,636,048           1,635,333
Changes in operating assets and liabilities:
  Accounts receivable............................        (203,019)                 -                   -
  Prepaid expenses...............................          23,439            (34,967)            (29,655)
  Accounts payable and accrued liabilities.......      (1,624,617)         4,252,384             (98,306)
  Other..........................................               -                  -             (42,334)
                                                      -----------      -------------       --------------
     Net cash (used in)  provided by operating
       activities................................       4,080,997         10,387,185           5,068,790
                                                      -----------      -------------       -------------

Cash flows from investing activities:
  Property additions.............................        (553,805)          (989,108)         (1,513,756)
                                                      -----------      -------------       -------------
     Net cash used in investing
       activities................................        (553,805)          (989,108)         (1,513,756)
                                                      -----------      -------------       -------------

Cash flows from financing activities:
  Increase (decrease) in notes
     receivable/payable -
     affiliates..................................      (3,427,785)         6,601,923          (3,662,487)
  Repayments on long term debt.                                 -        (16,000,000)                  -
                                                      -----------      --------------       -------------
     Net cash provided by (used in) financing
       activities................................      (3,427,785)        (9,398,077)         (3,662,487)
                                                      -------------    --------------      -------------

Cash:
  Net increase (decrease)........................          99,407                  -            (107,453)
  Beginning of period............................               -                  -             107,453
                                                       ----------      -------------       -------------
     End of period...............................     $    99,407      $           -       $           -
                                                      ===========      =============       =============

 The accompanying notes to the consolidated financial statements are an integral part of these statements

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000





         NOTE 1 - NATURE OF BUSINESS

              Company Description. Alaska Pipeline Company ("APC"), a wholly owned subsidiary of SEMCO Energy, Inc. ("SEMCO"), is an intrastate natural gas transmission company which owns and operates the high-pressure gas pipelines that transport gas from Alaska's Cook Inlet gas fields to ENSTAR Natural Gas Company's ("ENSTAR") distribution system and various commercial customers of ENSTAR. ENSTAR, a division of SEMCO, is a natural gas distribution company. NORSTAR Pipeline Company, Inc. ("NORSTAR") is a 100% owned subsidiary of APC, and its primary business is pipeline management services. APC and NORSTAR have no employees and ENSTAR is APC's only customer. SEMCO is a publicly traded company (trading under the symbol SEN on the NYSE) operating in the energy, construction, and information technology service industries.

         NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

              Principles of Consolidation

              The consolidated financial statements include the accounts of APC, and its wholly owned subsidiary, NORSTAR (collectively, "the Company"). NORSTAR was incorporated in 2001 and begun operating in April, 2002. All material intercompany transactions have been eliminated.

              Basis of Presentation

              The financial statements of the Company were prepared in conformity with accounting principles generally accepted in the United States of America. In connection with the preparation of the financial statements, management was required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000



              Financial Instruments

              For cash, notes receivable, accounts receivables, and accounts payables and accrued liabilities, the carrying amounts approximates fair values because of the short maturity of those instruments. The carrying value of long-term debt from an affiliate approximates fair market value since interest rates approximate current market rates.

              Property, Plant, Equipment and Depreciation

              The Company's property, plant and equipment, consisting primarily of pipeline assets are recorded at cost. The Company provides for depreciation on a straight-line basis over 33 years, the estimated useful life of the assets. Expenditures for routine maintenance and repairs are charged to expense as incurred.

              On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 requires the cost of long-lived assets be tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. In that circumstance, an impairment loss shall be measured as the amount by which the carrying amount of the asset exceeds it fair value. The adoption of SFAS 144 did not have a material effect on the Company's financial position or results of operations.

              Goodwill

              Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. On January 1, 2002, the Company adopted SFAS No. 141, Business Combinations ("SFAS 141") and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 30, 2001 be recorded under the purchase method. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at the date of acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at the date of acquisition. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.

              As of January 1, 2002, the date of adoption of SFAS 142, the Company had unamortized goodwill in the amount of $46.5 million. Prior to the adoption, goodwill was being amortized on a straight-line basis over a period of 40 years. Amortization expense related to goodwill was $1,228,344 in 2001 and $1,228,572 in 2000.

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000


              The Company completed the transitional impairment and annual tests required by SFAS 142, which involve the use of estimates related to the fair market value of the business operations associated with the goodwill. These tests did not indicate an impairment loss. The Company will continue to evaluate its goodwill at least annually and will reflect the impairment of goodwill, if any, in operating income in the income statement in the period in which the impairment is indicated.

              The following table presents what would have been reported as net income (loss) for the periods presented in the financial statements exclusive of amortization expense (including any related tax effects) related to goodwill:

                                                                Years Ended December 31,
                                                        ------------------------------------------
                                                          2002             2001           2000
                                                        --------        ---------      -----------
        Net income (loss)                               $467,849        $(112,314)     $(1,382,790)
        Add back: Goodwill amortization, net of
           income taxes                                        -          798,424          798,572
                                                        --------        ---------      -----------
                 Adjusted net income (loss)             $467,849        $ 686,110      $  (584,218)
                                                        ========        =========      ===========

     The following table presents the components of the Company's goodwill:

                                                                            As of December 31,
                                                                 ----------------------------------
                                                                     2002                   2001
                                                                 ------------           ------------
          Goodwill, net of accumulated amortization:
          Beginning balance                                      $46,472,348            $47,700,692
          Amortization                                                     -             (1,228,344)
                                                                 -----------            -----------
                            Ending balance                       $46,472,348            $46,472,348
                                                                 ===========            ===========

     Revenue Recognition

     ENSTAR is APC's only gas transportation customer and, thus, all gas sales and transportation revenue relates to ENSTAR. Gas sales and transportation revenue is recognized at the time the natural gas purchased for sale to ENSTAR is transported through the Company's system to ENSTAR's system. The Company earns revenue from ENSTAR under an intercompany gas sales agreement that compensates the Company for the cost of purchased gas and transporting the purchased gas. Under the terms of the agreement, the Company earns

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000

     revenue only on the volume of gas sold to ENSTAR. Volumes that are transported by the Company to ENSTAR's system that do not involve a sale of gas by the Company to ENSTAR do not provide revenue to the Company. The gas sold to ENSTAR is sold by ENSTAR to its gas sales service customers. Because the Company and ENSTAR are viewed as one entity by the Regulatory Commission of Alaska ("RCA") for purposes of rate making, regulatory review of the revenue from ENSTAR to compensate the Company for transportation service has not been necessary.

     Cost of Gas

     The cost of gas is based upon contracts entered into between the Company and several gas producing entities. Furthermore, these contracts have been approved by the RCA. The base price of gas purchased under these contracts can be adjusted annually based on factors such as the price of certain traded oil futures, certain natural gas futures and other inflationary measures.

     Income Taxes

     The Company is included in SEMCO's consolidated federal income tax return and income taxes are allocated to the Company based upon its separate taxable income.

     Supplemental Disclosure of Cash Flow Information

     All taxes are paid by SEMCO, and accordingly, the Company made no income tax payments for the years ended December 31, 2002, 2001, and 2000. Additionally, since all debt is owed to affiliates, the interest expensed was recorded as an affiliate transaction and credited to notes receivable - affiliates, thus no cash was specifically paid for interest for the years ended December 31, 2002, 2001, and 2000.

     New Accounting Standards

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). The Standard required entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded by an entity, it also increases the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company has determined that it does not have any asset retirement obligations required to be recorded in accordance with SFAS 143.

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000


     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 requires that the liability for costs associated with exit or disposal activities be recognized when incurred, rather than at the date of a commitment to exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material impact on the Company's financial statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

     Notes Receivable - Affiliate

     As of December 31, 2002 and 2001, the Company had non-interest bearing notes receivable from SEMCO of $6,346,451 and $2,918,666, respectively.

     Operations and Maintenance Expenses

     Since the Company has no employees, all functions relating to the Company are conducted by ENSTAR and SEMCO employees. ENSTAR charges the Company for the payroll and related costs of the employees working directly on the operations and maintenance of the Company's pipelines and related equipment who charge their time directly to the Company. Any purchased items or services relating to the Company, although processed by ENSTAR, are also directly charged to the Company at cost. Additionally, ENSTAR and SEMCO allocate a portion of their administrative and general expenses to the Company, which amounted to $2,301,948 in 2002, $2,122,433 in 2001, and
     $2,305,132 in 2000.

     Interest Expense

     Since all long-term debt is owed to SEMCO, all interest expense is a related party transaction.

NOTE 4 - REGULATORY MATTERS

     The Company is subject to regulation by the RCA. The Company and ENSTAR are viewed together as one entity by the RCA for purposes of rate making and other regulatory matters. The RCA has jurisdiction over, among other things, rates, accounting procedures, and standards of service.

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000


     The Company and ENSTAR have undergone a rate review with the RCA, which began in 2000. They received an Order dated August 8, 2002 from the RCA on its review of rates based on normalized data for the year 2000. In its Order, the RCA established a revenue requirement of $107.6 million and a 12.55% return on equity. In response to a petition by ENSTAR, the RCA issued an additional Order dated September 16, 2002 which revised the indicated annual revenue reduction from $2.1 million to $2.0 million, which was 1.84% of ENSTAR's revenue in the normalized 2000 test year. The Order required ENSTAR to implement the rate reduction by September 27, 2002 on an across-the-board basis. The RCA also required ENSTAR to file an updated cost of service study and a rate design, with a hearing on the rate design filing scheduled for May 2003. See Note 8 for the subsequent matters regarding ENSTAR's rate design.

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000


NOTE 5 - INCOME TAXES

     SFAS No. 109

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting For Income Taxes ("SFAS 109"). SFAS 109 requires an annual measurement of deferred tax assets and deferred tax liabilities based upon the estimated future tax effects of temporary differences and carryforwards.

     Provision for Income Taxes

     The table below summarizes the components of the Company's provision for income taxes:

                                                                      Years Ended December 31,
                                                     -----------------------------------------------------
                                                           2002                2001                 2000
                                                     -----------------   ------------------  -------------
          Federal income taxes:
                  Currently refundable                $ (1,520,436)        $(1,454,496)      $  (2,086,398)
                  Deferred to future periods             1,764,531           1,492,138           1,344,633

          State income taxes:
                  Currently refundable                    (188,888)           (151,121)           (514,996)
                  Deferred to future periods               258,672             143,910             290,700
                                                      ------------         -----------       -------------
          Total income tax provision (benefit)        $    313,879         $    30,431       $    (966,061)
                                                      ============         ===========       =============


     Deferred Income Taxes

     Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The table below shows the principal components of the Company's deferred tax liability.

                                                                December 31,
                                                   ------------------------------------
                                                          2002                 2001
                                                   --------------        --------------
           Deferred tax liability components:
                   Property                         $  3,629,226          $  2,627,805
                   Goodwill                            1,096,267               333,157
                   Other                                 714,572               455,900
                                                    ------------          ------------
           Total deferred tax liability             $  5,440,065          $  3,416,862
                                                    ============          ============

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000


NOTE 6 - DEBT

     Long-Term Debt - Affiliate

     The long-term debt - affiliate is owed to SEMCO. Interest on the note is recorded monthly through an intercompany transaction. The weighted average interest rate charged to the Company by SEMCO was 8.17% in 2002 and 8.39% in 2001 and 9.75% in 2000.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

     Lease Commitments

     The Company leases right of way access from various companies and governmental agencies. The resulting leases are classified as operating leases in accordance with SFAS 13, "Accounting for Leases." The terms of these agreements range from one to thirty-three years. Management anticipates renewing these leases as they become due.

     The Company's future minimum lease payments that have initial or remaining non-cancelable lease terms in excess of one year for the years ended December 31, 2003 through 2007 total $103,000. Total lease expense approximated $107,000, $103,000 and $98,000 in 2002, 2001 and 2000,
     respectively.

     Other Contingencies

     In the normal course of business, the Company is party to certain lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatening litigation or of actual or possible claims; however, management believes resulting liabilities, if any, will not have a material adverse impact upon the Company's financial position or results of operations.

NOTE 8 - SUBSEQUENT EVENTS

     Definitive Agreement to Sell the Company

     In September 2003, SEMCO entered into a definitive sales agreement to sell APC to Atlas Pipeline Partners, L.P. for approximately $95 million, subject to an adjustment based on the amount of working capital that APC has at closing. At September 30, 2003, the book value of APC's assets that are expected to be sold was approximately $89 million. The sale is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval by the RCA, and consents under various contracts.

                             ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2002, 2001 and 2000


     As part of the sale, APC will enter into a Special Contract for Gas Transportation with ENSTAR pursuant to which ENSTAR will pay a reservation fee for use of all of APC's transportation capacity of $943,000 per month, plus $0.075 per Mcf of gas transported, for ten years. The Special Contract is subject to RCA approval. Additionally, SEMCO will execute a Gas Transmission Agreement with APC under which SEMCO will be obligated to make up any difference if the RCA reduces the transportation rates payable by ENSTAR pursuant to the Special Contract.

     Furthermore, APC will enter into an Operations and Maintenance and Administrative Services Agreement with ENSTAR under which ENSTAR will continue to operate and maintain the pipeline for at least five years for a fee of $334,000 per month for the first three years. Thereafter, ENSTAR's fees will be adjusted for inflation.

     All gas purchase contracts will be transferred to ENSTAR prior to the sale and the intercompany gas sales agreement between APC and ENSTAR discussed in Notes 2 and 4 will be terminated. NORSTAR is not part of the sale.

     Rate Matters

     As described in Note 4, the Company and ENSTAR received a rate order in August 2002, which set the combined revenue requirement for the Company and ENSTAR and included a 12.55% authorized return on equity. After receiving the order, the Company and ENSTAR filed the rate design portion of the case. The Company and ENSTAR stipulated with all parties to a rate design and an order on the rate design was issued on May 21, 2003 providing for decreases to residential, power plant and industrial customers and an increase to commercial customers. The design also increases the monthly customer service charges over a 3-year period.

       ALASKA PIPELINE COMPANY UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     These unaudited consolidated financial statements as of September 30, 2003 and 2002 and for the nine-month periods then ended were prepared by the Company and should be read in conjunction with audited consolidated financial statements contained herein, which include the Company's audited consolidated balance sheets as of December 31, 2002 and 2001 and the consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholder's equity for the years ended December 31, 2002, 2001, and 2000. The information in the accompanying unaudited financial statements reflect, in the opinion of the Company's management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the information shown, subject to year-end and other adjustments, as later information may require.

                             ALASKA PIPELINE COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                                       September 30,
                                                                          ---------------------------------------
                                                                              2003                        2002
                                                                          ----------                 ------------
Current assets
     Cash.........................................................       $         -                  $   302,956
     Notes receivable - affiliates................................         3,530,074                            -
     Accounts receivable - trade..................................           388,181                       52,500
     Prepaid expenses.............................................           170,119                      159,524
                                                                        ------------                  -----------
        Total current assets......................................         4,088,374                      514,980
                                                                        ------------                  -----------

Utility plant
     Plant in service, at cost....................................        58,676,852                   57,881,311
     Less - accumulated depreciation..............................        13,215,657                   10,006,433
                                                                        ------------                  -----------
                                                                          45,461,195                   47,874,878
                                                                        ------------                  -----------
Deferred charges and other assets
     Goodwill, net of accumulated amortization of $2,661,605.....         46,472,348                   46,472,348
     Unamortized debt expense....................................            275,436                      352,031
                                                                        ------------                  -----------
                                                                          46,747,784                   46,824,379
                                                                        ------------                  -----------
Total assets.....................................................       $ 96,297,353                  $95,214,237
                                                                        ============                  ===========

Current liabilities
     Notes payable - affiliates..................................       $          -                  $ 1,288,733
     Accounts payable and accrued liabilities....................          3,488,697                    3,239,305
                                                                        ------------                  -----------
        Total current liabilities................................          3,488,697                    4,528,038
                                                                        ------------                  -----------

Deferred credits and other liabilities
     Accumulated deferred income taxes...........................          5,440,065                    3,416,862


Long-term debt - affiliate.......................................         35,900,000                   35,900,000

Shareholders' equity
     Common stock, 2,850,000 shares authorized;1,900,500
        shares issued and outstanding, $1 par value..............          1,900,500                    1,900,500
     Capital surplus.............................................         49,841,297                   49,841,297
     Retained earnings (deficit).................................           (273,206)                    (372,460)
                                                                        ------------                  -----------
        Total shareholders' equity...............................         51,468,591                   51,369,337
                                                                        ------------                  -----------
Total liabilities and shareholders' equity.......................       $ 96,297,353                  $95,214,237
                                                                        ============                  ===========

                             ALASKA PIPELINE COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                        For the nine months
                                                                        ended September 30,
                                                                 2003                       2002
                                                          ----------------             ---------------
Operating revenues
          Gas sales and transportation..........            $  43,097,681                $ 47,381,481
          Engineering services..................                2,352,365                     319,598
                                                            -------------                ------------
                                                               45,450,046                  47,701,079
                                                            -------------                ------------

Operating expenses
          Cost of gas sold......................            $  35,466,112                $ 39,086,921
          Operations and maintenance............                  982,803                     955,142
          General and administrative............                5,278,201                   2,914,125
          Depreciation and amortization.........                2,452,390                   2,514,239
                                                            -------------                ------------
                                                               44,179,506                  45,470,427
                                                            -------------                ------------

Operating income............................                    1,270,540                   2,230,652
                                                            -------------                ------------

Other income (deductions)
          Interest expense......................               (2,172,848)                 (2,259,900)
          Amortization of debt expense..........                  (31,504)                          -
          Other.................................                  262,891                       2,758
                                                            -------------                ------------
                                                               (1,941,461)                 (2,257,142)
                                                            -------------                ------------

Income (loss) before income taxes...............                 (670,921)                    (26,490)

Income tax (benefit)............................                 (282,818)                     (6,982)
                                                            -------------                ------------

Net income (loss)...............................            $    (388,103)                $   (19,508)
                                                            =============                 ===========

                             ALASKA PIPELINE COMPANY
                            CONSOLIDATED STATEMENT OF
                         CHANGES IN SHAREHOLDERS' EQUITY



                                                   For the mine months
                                                   ended September 30,
                                        ----------------------------------------
                                           2003                        2002
                                        ------------               -------------
Common stock........................    $  1,900,500               $  1,900,500

Capital surplus.....................      49,841,297                 49,841,297

Retained earnings (deficit)
     Beginning balance..............         114,897                   (352,952)
     Net income (loss)..............        (388,103)                   (19,508)
                                        ------------               ------------
     Ending balance.................        (273,206)                  (372,460)
                                        ------------               ------------

Total shareholders' equity..........    $ 51,468,591               $ 51,369,337
                                        ============               ============

                             ALASKA PIPELINE COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         For the nine months
                                                                                         ended September 30,
                                                                               ---------------------------------------
                                                                                      2003                    2002
                                                                               --------------           --------------
Cash flow from operating activities
     Net income (loss)..................................................          $  (388,103)           $    (19,508)
     Adjustments to reconcile net income (loss) to net cash used in operating activities:
        Depreciation and amortization...................................            2,483,894               2,514,239
        Gain on the sale of assets......................................             (260,292)                      -
        Changes in assets and liabilities, net of effects of
          other changes as shown below:.................................           (4,409,429)             (6,116,746)
                                                                                  -----------            ------------
                 Net cash used in operating activities..................           (2,573,930)             (3,622,015)
                                                                                  -----------            ------------

Cash flows from investing activities
     Property additions.................................................             (654,740)               (282,428)
     Proceeds from property sales, net of retirement costs..............              312,886                       -
                                                                                  -----------            ------------
                 Net cash used in investing activities..................             (341,854)               (282,428)
                                                                                  -----------            ------------


Cash flows from financing activities
     Increase (decrease) in notes receivable/payable - affiliates.......            2,816,377               4,207,399
                                                                                  -----------            ------------
                 Net cash provided by financing activities..............            2,816,377               4,207,399
                                                                                  -----------            ------------

Cash
     Net increase (decrease)............................................              (99,407)                302,956
     Beginning of period................................................               99,407                       -
                                                                                  -----------            ------------

     End of period......................................................                    -                 302,956
                                                                                  ===========            ============



Changes in assets and liabilities, net of effects of
  other changes:
         Accounts receivable............................................             (185,162)                (52,500)
         Prepaid expenses...............................................              (38,428)                 (4,394)
         Accounts payable and accrued liabilities.......................           (4,185,839)             (6,059,852)
                                                                                  -----------            ------------
                                                                                  $(4,409,429)           $ (6,116,746)
                                                                                  ===========            ============

                                   APPENDIX B
                ATLAS PIPELINE PARTNERS LONG-TERM INCENTIVE PLAN

                          ATLAS PIPELINE PARTNERS, L.P.
                            LONG-TERM INCENTIVE PLAN

SECTION 1:  PURPOSE OF THE PLAN.

The Atlas Pipeline Partners, L.P. Long-Term Incentive Plan (the "Plan") is intended to promote the interests of Atlas Pipeline Partners, L.P., a Delaware limited partnership (the "Partnership"), by providing to officers, employees and managing board members of Atlas Pipeline Partners GP, LLC, a Delaware limited liability company (the "Company"), and employees of its Affiliates, consultants and joint venture partners who perform services for the Partnership incentive awards for superior performance that are based on Units. It is also contemplated that the Plan will enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.

SECTION 2:  DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Award" means an Option or Phantom Unit granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit.

"Board" means the Managing Board of the Company.

"Change in Control" means the occurrence of any of the following:

         (1) the Company, or an Affiliate of the Parent, ceases to be the general partner of the Partnership;

         (2) a merger, consolidation, share exchange, division or other reorganization or transaction of the Partnership, the Company, the Parent or any Affiliate of the Parent that is a direct or indirect parent of the Company with any entity, other than a transaction which would result in the voting securities of the Partnership, the Company or Parent, as appropriate, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity's outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

         (3) the equity holders of the Partnership, the Parent or any Affiliate of the Parent that is a direct or indirect parent of the Company approve a plan of complete, liquidation or winding-up or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Partnership's, the Parent's or any such Affiliate's assets; or

         (4) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of the Company, the Parent or any Affiliate of the Parent that is a direct or indirect parent of the Company (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board or, in the case of a spin off of the Parent, if Edward E. Cohen and Jonathan Z. Cohen cease to be directors of the Parent.

"Committee" means the Board or such committee of the Board appointed by the Board to administer the Plan.

"DER" means a right, granted in tandem with a specific Phantom Unit, to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding.

"Disability" means an illness or injury that lasts at least 6 months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Company or any of its Affiliates.

"Employee" means any officer or employee of the Company, its Affiliates, consultants or joint venture partners who performs services for the Partnership or in furtherance of the Partnership's business.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, the closing sales price on the last date Units were traded). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

"Manager" means a "non-employee director" of the Company as defined in Rule 16b-3 under the Exchange Act.

"Option" means an option to purchase Units granted under the Plan.

"Parent" means Resource America, Inc., a Delaware corporation, or, from and after the date that Atlas America, Inc., a Delaware corporation, is not a subsidiary of Resource America, Inc., Atlas America, Inc. provided that the transaction pursuant to which Atlas America, Inc. ceased to be a subsidiary of Resource America, Inc. was approved by the board of directors of Resource America, Inc.

"Participant" means any Employee or Manager granted an Award under the Plan.

"Partnership Agreement" means the Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., as amended from time to time.

"Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

"Phantom Unit" means a phantom (notional) unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or its then Fair Market Value in cash, as determined by the Committee.

"Restricted Period" means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is not exercisable by the Participant.

"Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

"SEC" means the Securities and Exchange Commission, or any successor thereto.

"Securities Act" means the Securities Act of 1933, as amended.

"Unit" means a common unit of limited partner interest of the Partnership.

SECTION 3: ADMINISTRATION.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any; provided, however, that such delegation shall not limit the Chief Executive Officer's right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, himself or a Person who is an Employee or Manager subject to Rule 16b-3. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan;
(vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4:  UNITS.

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Phantom Units and Options may be granted under the Plan is 435,000; provided that the maximum number of Phantom Units that may be awarded to Managers is 10,000. If any Option or Phantom Unit is forfeited or otherwise terminates or is canceled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Awards may be granted.

(b) Sources of Units Deliverable under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market or from any Affiliate of the Partnership or the Company, or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5: ELIGIBILITY.

Any Employee or Manager shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6: AWARDS.

(a) Options. The Committee shall have the authority to determine the Employees to whom Options shall be granted, the number of Units to be covered by each Option, the exercise price therefor, the Restricted Period and the conditions and limitations applicable to the exercise of the Option, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

         (i) Exercise Price. The exercise price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may be more or less than its Fair Market Value as of the date of grant.

         (ii) Time and Method of Exercise. The Committee shall determine the Restricted Period and the method or methods by which payment of the exercise price may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Board, a "cashless-broker" exercise through procedures approved by the Board, a recourse note from the Participant in a form acceptable to the Board, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

(b) Phantom Units.

         (i) Awards to Employees. The Committee shall have the authority to determine the Employees to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, whether DERs are granted with respect to an Award and such other terms and conditions, as the Committee may determine, that are not inconsistent with the provisions of the Plan.

         (ii) Awards to Managers. Each Manager who is a member of the Board as of the effective date of the Plan shall be awarded Phantom Units with DERs as of that date in an amount equal to the lesser of (A) 500 or (B) that number of Phantom Units equal to $15,000 divided by the Fair Market Value of a Unit as of that date. Each Manager who is first appointed to the Board on or after the effective date of the Plan shall be awarded Phantom Units with DERs as of the date of first appointment in an amount equal to the lesser of (A) 500 or (B) that number of Phantom Units equal to $15,000 divided by the Fair Market Value of a Unit as of that date. Thereafter, on each anniversary of the date on which a Manager is first awarded Phantom Units during the term of the Plan, the Manager shall be awarded Phantom Units with DERs as of that date in an amount equal to the lesser of (A) 500 or (B) that number of Phantom Units equal to $15,000 divided by the Fair Market Value of a Unit as of that date. Except as provided in Section 6(b)(iii), a Manager shall vest in 25% of his or her Phantom Units on each anniversary of the original Award for such Phantom Units such that each Award shall fully vest on the fourth anniversary of the Award.

(c) General.

         (i) Forfeiture. Except as otherwise provided in the terms of the Award, upon termination of a Participant's employment with the Company or its Affiliates or membership on the Board during the applicable Restricted Period, all Options and unvested Phantom Units shall be forfeited by the Participant; provided, however, that if the reason for the termination is the Participant's death or Disability, all Options awarded to the Participant shall become exercisable and all Phantom Units shall vest automatically. The Committee may, in its discretion, waive in whole or in part any forfeiture.

         (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate.

         (iii) Limits on Transfer of Awards.

         (A) Except as provided in (C) below, each Option shall be exercisable only by the Participant during the Participant's lifetime, or by the person to whom the Participant's rights shall pass by will or the laws of descent and distribution.

         (B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership, the Company or any Affiliate thereof.

         (C) To the extent specifically provided by the Committee with respect to an Option grant, an Option may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, Awards may be transferred by will and the laws of descent and distribution.

         (iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (v) Delivery of Units or Other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain or issue Units pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Partnership.

         (vi) RULE 16b-3. It is intended that the Plan and any Award made to a Participant subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3

         (vii) Status of Original Issue Units. The Partnership intends, but shall not be obligated, to register for sale under the Securities Act the Units acquirable pursuant to Awards, and to keep such registration effective throughout the period any Awards are in effect. In the absence of such effective registration or an available exemption from registration under the Securities Act, delivery of Units acquirable pursuant to Awards shall be delayed until registration of such Units is effective or an exemption from registration under the Securities Act is available. In the event exemption from registration under the Securities Act is available, a Participant (or a Participant's estate or personal representative in the event of the Participant's death or incapacity), if requested by the Partnership to do so, will execute and deliver to the Partnership in writing an agreement containing such provisions as the Partnership may require to assure compliance with applicable securities laws. No sale or disposition of Units acquired pursuant to an Award by a Participant shall be made in the absence of an effective registration statement under the Securities Act with respect to such Units unless an opinion of counsel satisfactory to the Partnership that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained.

         (viii) Change in Control. Upon a Change in Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option is not exercised upon a Change in Control, the Committee may, in its discretion, cancel such Award without payment or provide for a replacement grant with respect to such property and on such terms as it deems appropriate.

SECTION 7: AMENDMENT AND TERMINATION.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8: GENERAL PROVISIONS.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

(b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership, the Company or any participating Affiliate and a Participant or any other Person.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any Person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such Person, or may be applied for the benefit of such Person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

SECTION 9: TERM OF THE PLAN.

The Plan shall be effective on the date of its approval by the Unit holders and shall continue until the date terminated by the Board or Units are no longer available for the grant of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

                          ATLAS PIPELINE PARTNERS, L.P.

                                      PROXY

             THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGING BOARD
                       OF ATLAS PIPELINE PARTNERS GP, LLC


The undersigned hereby constitutes and appoints Edward E. Cohen and Jonathan Z. Cohen, or either of them, as and for his or her proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the units of limited partner interest in Atlas Pipeline Partners, L.P. held of record by the undersigned on January 12, 2004 at the Special Meeting of Unitholders of Atlas Pipeline Partners, L.P. to be held February 11, 2004 and at any and all adjournments thereof as follows:

         1. PROPOSAL TO APPROVE THE ISSUANCE OF UP TO 2,000,000 COMMON UNITS OF LIMITED PARTNER INTEREST


+-+                                 +-+                           +-+
+-+  FOR                            +-+  AGAINST                  +-+  ABSTAIN



         2. PROPOSAL TO APPROVE THE AMENDMENTS TO THE AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE PARTNERS, L.P.


+-+                                 +-+                           +-+
+-+  FOR                            +-+  AGAINST                  +-+  ABSTAIN


         3. PROPOSAL TO APPROVE THE ATLAS PIPELINE PARTNERS, L.P. LONG-TERM INCENTIVE PLAN.


+-+                                 +-+                           +-+
+-+  FOR                            +-+  AGAINST                  +-+  ABSTAIN


         This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR each of the proposals. Please sign exactly as your name appears on this proxy card. When units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:________________, 2004


_______________________
Signature of unitholder

_________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.